Exhibit 10.1
Execution Version

NOTE PURCHASE AGREEMENT
by and among
RADISYS CORPORATION,

as Borrower,
various Guarantors from time to time party hereto,
various Purchasers from time to time party hereto,
and
HCP-FVG, LLC,
as Collateral Agent
Dated as of January 3, 2018

Article 1 DEFINITIONS	1

1.1	Definitions 1

1.2	Accounting Terms 21

Article 2 PURCHASE AND SALE OF THE NOTES	22

2.1	Purchase and Sale of the Notes 22

2.2	Fees Payable. 22

2.3	Closing 23

Article 3 THE NOTES	23

3.1	Interest and Related Fees. 23

3.2	Redemption of Notes. 24

3.3	Manner of Payment 27

3.4	[Intentionally Omitted]. 28

3.5	Taxes 28

3.6	Tax Treatment. 31

3.7	Purchase Price Allocation. 31

Article 4 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS	31

4.1	Representations and Warranties 31

4.2	Compliance with this Agreement 31

4.3	Certificates 32

4.4	Solvency 32

4.5	Financial Information 32

4.6	Documents 32

4.7	Purchase of Notes Permitted by Applicable Laws 32

4.8	Opinion of Counsel 32

4.9	Consents and Approvals 33

4.10	No Material Judgment or Order 33

4.11	Good Standing Certificates 33

4.12	No Litigation 33

4.13	Insurance Certificates and Collateral Assignment 33

4.14	Fees, Etc 33

4.15	Collateral 34

4.16	Lien Searches 34

4.17	No Material Adverse Effect 34

4.18	Structure 34

4.19	ABL Credit Agreement and ABL/Term Intercreditor Agreement. 34

4.20	Quality of Earnings Report 34

4.21	Pro Forma Coverage Ratio Report. 34

Article 5 CONDITIONS TO THE OBLIGATIONS OF THE BORROWER	35

5.1	Representations and Warranties 35

5.2	Compliance with this Agreement 35

Article 6 REPRESENTATIONS AND WARRANTIES OF THE BORROWER	35

6.1	Existence and Power 35

6.2	Authorization; No Contravention 35

6.3	Governmental Authorization; Third Party Consents 36

6.4	Binding Effect 36

6.5	No Legal Bar 36

6.6	Litigation 36

6.7	Compliance with Laws. 36

6.8	No Default or Breach 37

6.9	Title to Properties 37

6.10	Real Property 37

6.11	Taxes. 37

6.12	Financial Condition; SEC Filings; Contingent Obligations 38

6.13	Absence of Certain Changes or Events 39

6.14	Environmental Matters. 39

6.15	Investment Company/Government Regulations 40

6.16	Subsidiaries 40

6.17	Capitalization 40

6.18	Private Offering 41

6.19	Broker’s, Finder’s or Similar Fees 41

6.20	Labor Relations 41

6.21	Employee Benefit Plans. 42

6.22	Patents, Trademarks, Etc 43

6.23	Potential Conflicts of Interest 44

6.24	Trade Relations 44

6.25	Indebtedness 44

6.26	Material Contracts 44

6.27	Insurance 45

6.28	Solvency 45

6.29	Licenses and Approvals 45

6.30	Change of Control and Similar Payments 45

6.31	OFAC; Anti-Terrorism; Patriot Act. 46

6.32	Disclosure. 46

6.33	Customers and Suppliers. 46

6.34	Passive Foreign Investment Company. 47

6.35	Absence of Certain Practices. 47

6.36	Internal Controls. 47

6.37	Accounts and Notes Receivable; Accounts and Notes Payable. 47

Article 7 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS	48

7.1	Authorization; No Contravention 48

7.2	Binding Effect 48

7.3	No Legal Bar 48

7.4	Securities Laws. 48

7.5	Governmental Authorization; Third Party Consent 50

7.6	Broker’s, Finder’s or Similar Fees 50

Article 8 AFFIRMATIVE COVENANTS	50

8.1	Delivery of Financial and Other Information 50

8.2	Use of Proceeds. 55

8.3	Notice of Default or Material Adverse Effect 55

8.4	Conduct of Business 55

8.5	Taxes and Claims 56

8.6	Insurance. 56

8.7	Compliance with Laws and Material Agreements 57

8.8	Maintenance of Properties 57

8.9	Audits and Inspection 57

8.10	Issue Taxes 58

8.11	Employee Benefit Plans 58

8.12	Environmental Covenants 58

8.13	[Reserved] 59

8.14	Further Assurances 59

8.15	Board Observation 59

8.16	Intellectual Property 59

8.17	Replacement of Notes 60

8.18	Landlord and Bailee Agreements. 61

8.19	Foreign Pension Plans and Benefit Plans. 61

8.20	Cash Collateral Account.. 61

8.21	Post-Closing Obligations. 61

Article 9 NEGATIVE COVENANTS	62

9.1	Distributions 62

9.2	Indebtedness 62

9.3	Mergers 64

9.4	Sales of Assets 65

9.5	Investments and Acquisitions 66

9.6	Liens 67

9.7	Capital Expenditures; Operating Leases. 69

9.8	Licenses 69

9.9	Affiliates 69

9.10	Permitted Hedging Arrangements 69

9.11	Sale and Leaseback Transactions and Other Off-Balance Sheet Liabilities 69

9.12	Contingent Obligations 70

9.13	Subsidiaries. 70

9.14	Real Property 70

9.15	Modifications of Charter Documents 71

9.16	Fiscal Year 71

9.17	Reserved 71

9.18	Restrictive Agreements 71

9.19	Use of Purchasers’ Names 71

9.20	Financial Covenants 71

9.21	Management Fees; Board Fees 73

9.22	Deposit Accounts 73

9.23	Modifications of the ABL Credit Agreement. 73

9.24	No Negative Pledges. 73

9.25	Accounts Payable. 74

9.26	Passive Foreign Investment Company. 74

9.27	Issuances of Equity. . 74

9.28	Foreign Subsidiaries. 74

Article 10 EVENTS OF DEFAULT	74

10.1	Events of Default 74

10.2	Acceleration 77

10.3	Set-Off 77

10.4	Suits for Enforcement 78

10.5	License 78

Article 11 INDEMNIFICATION	78

11.1	Indemnification 78

11.2	Procedure; Notification 79

Article 12 MISCELLANEOUS	80

12.1	Survival of Representations and Warranties 80

12.2	Notices 80

12.3	Successors and Assigns 82

12.4	Amendment and Waiver. 83

12.5	Signatures; Counterparts 83

12.6	Headings 84

12.7	GOVERNING LAW 84

12.8	JURISDICTION, JURY TRIAL WAIVER, ETC. 84

12.9	Severability 84

12.10	Rules of Construction 85

12.11	Entire Agreement 85

12.12	Certain Expenses 85

12.13	Publicity 85

12.14	Further Assurances 86

12.15	No Strict Construction 86

12.16	[Reserved] 86

12.17	Confidential Information 86

Article 13 COLLATERAL AGENT	87

13.1	Appointment of Agent; No Effect on Borrower’s Obligations 87

13.2	Powers and Duties 87

13.3	Collateral Matters. 87

13.4	Actions with Respect to Defaults 89

13.5	Successor Collateral Agent 89

SCHEDULES:
Schedule 1.1    Immaterial Subsidiaries
Schedule 2.1    Allocations
Schedule 6.1    Jurisdictions of Organization and Qualification
Schedule 6.3    Consents and Approvals
Schedule 6.6    Litigation
Schedule 6.7    Investigations, Etc.
Schedule 6.9    Exceptions to Title, Etc.
Schedule 6.10    Real Property Owned and Leased
Schedule 6.11    Taxes
Schedule 6.12    Financial Condition and Liabilities; SEC Documents
Schedule 6.16    Subsidiaries
Schedule 6.17    Capitalization, Etc.
Schedule 6.19    Broker Fees, Etc.
Schedule 6.20    Employment Agreements, Employment Matters
Schedule 6.21    ERISA Plans
Schedule 6.22    Licenses, Etc. Related to Intellectual Property
Schedule 6.23    Conflicts of Interest
Schedule 6.25    Existing Indebtedness & Liens
Schedule 6.26    Material Contracts
Schedule 6.27    Insurance
Schedule 6.33    Customers & Suppliers
Schedule 6.35    Absence of Certain Practices
Schedule 6.37(a)    Accounts and Notes Receivable
Schedule 6.37(b)    Accounts and Notes Payable
Schedule 8.1(r)    Collateral Reporting
Schedule 8.6    Minimum Insurance
Schedule 8.19    Foreign Pension Plans and Benefit Plans
Schedule 9.2    Existing Indebtedness
Schedule 9.5    Investments
Schedule 9.6    Liens
Schedule 9.24    Negative Pledges
Schedule 9.25    Accounts Payable and Receivable

EXHIBITS:

exhibit A    Form of Note
Exhibit B    Form of Certificate Regarding Non-Bank Status
Exhibit C    Form of Compliance Certificate

NOTE PURCHASE AGREEMENT
THIS NOTE PURCHASE AGREEMENT, dated as of January 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), by and among RADISYS CORPORATION, an Oregon corporation (the “Borrower”), the Guarantors from time to time party hereto, the Purchasers from time to time party hereto, and HCP-FVG, LLC, a Delaware limited liability company (“Hale Capital”) as collateral agent for itself and the Purchasers party hereto (in such capacity and together with its successors and assigns, the “Collateral Agent”).
STATEMENT OF PURPOSE:
WHEREAS, the Borrower wishes to sell to the Purchasers, and the Purchasers wish to purchase on the terms and conditions set forth herein, senior secured promissory notes issued by the Borrower on the Closing Date in an aggregate original principal amount of $17,000,000, each substantially in the form of Exhibit A hereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, each a “Note” and collectively the “Notes”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
Article 1
DEFINITIONS
1.1 Definitions
As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
“ABL Credit Agreement” shall mean the “ABL Credit Agreement” under and as defined in the ABL/Term Intercreditor Agreement.
“ABL Debt” shall mean the “ABL Obligations” under and as defined in the ABL/Term Intercreditor Agreement.
“ABL/Term Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, by and among ABL Lender and the Collateral Agent, as may be amended, amended and restated or otherwise modified from time to time in accordance with the terms thereof.
“ABL Lender” shall mean the “ABL Lender” under and as defined in the Intercreditor Agreement.
“ABL Loans” shall mean the “Loans” under and as defined in the ABL Credit Agreement.
“ABL Priority Collateral” shall mean “ABL Priority Collateral” under and as defined in the ABL/Term Intercreditor Agreement.
“Account Debtor” has the meaning given to that term in the UCC.
“Account or Accounts” has the meaning given to that term in the UCC.
“Accounts Receivable Insurance Policy” has the meaning given to that term in Section 4.13.
“Acquisition” means any transaction or series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any Subsidiary, directly or indirectly, (a) acquires any going concern business or all (or substantially all) of the assets of any firm, corporation, limited liability company or other entity, or division thereof, whether through purchase of assets, merger or otherwise or (b) acquires at least a majority (in number of votes) of the securities of an entity which have ordinary voting power for the election of directors or managers or a majority (by percentage or voting power) of the outstanding Capital Stock of any other Person.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise; provided that in no event shall any Purchaser, the Collateral Agent or any of their respective Affiliates, on the one hand, and the Borrower and any of its Subsidiaries, on the other hand, be deemed to be “Affiliates” of one another.
“Agreement” has the meaning given to that term in the introductory paragraph.
“Anti-Terrorism Laws” has the meaning given to that term in Section 6.31(b).
“Anti-Terrorism Order” has the meaning given to that term in Section 6.31(b).
“Applicable Insolvency Laws” means all applicable laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the Bankruptcy Code, as amended or supplemented).
“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Authority, and all orders, judgments and decrees of all courts and arbitrators.
“Applicable Rate” means the Prime Rate plus five and three quarters percent (5.75%) per annum.
“Approved Fund” means (i) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Purchaser, an Affiliate of a Purchaser (or an entity or an Affiliate of an entity that administers, advises or manages a Purchaser); (ii) with respect to any Purchaser that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Purchaser or by an Affiliate of such investment advisor; and (iii) any third party which provides “warehouse financing” to a Person described in the preceding clause (i) or (ii) (and any Person described in said clause (i) or (ii) shall also be deemed an Approved Fund with respect to such third party providing such warehouse financing).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Board” has the meaning set forth in Section 8.15.
“Borrower” has the meaning given to that term in the introductory paragraph.
“Business Combination” has the meaning set forth in the definition of “Change of Control” below.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law or executive order to close.
“Capital Expenditure” means any expenditure (whether paid in cash or accrued as a liability) for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a balance sheet prepared in accordance with GAAP, including the cost of assets acquired pursuant to Capital Leases and payments in respect of

Capital Leases but excluding (a) expenditures of insurance proceeds to rebuild or replace any capital or fixed asset after a casualty loss, (b) leasehold improvement expenditures for which the Person is reimbursed promptly by the lessor, and (c) expenditures made in connection with any Investment permitted pursuant to Section 9.5.
“Capital Lease” of a Person means any lease of Property by such Person as lessee which would be classified as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.
“Capital Lease Obligations” of any Person means all obligations (including sales tax obligations) of such Person under Capital Leases.
“Capitalized Software Costs” means all costs for the development of software that are appropriately capitalized in accordance with GAAP.
“Capital Stock” means (a) any capital stock, partnership, membership, limited liability company, joint venture or other ownership or equity interest or other equivalent, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, whether certificated or uncertificated, and however designated), and (b) any option, warrant, security, appreciation right, profits interests or other right (including Indebtedness securities or other evidence of Indebtedness) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any capital stock, partnership, membership, limited liability company, joint venture or other ownership or equity interest, participation or security described in clause (a) above.
“Cash Collateral Account” has the meaning set forth in Section 8.20.
“Cash Equivalents” means (a) short-term obligations of, or fully guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, with a duration of not more than nine (9) months, (c) demand deposit accounts maintained in the ordinary course of business, (d) certificates of deposit issued by, and time deposits, eurodollar time deposits or overnight deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest, (e) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government, and (f) money market mutual or similar funds that (i) invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition, (ii) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (iii) are rated AAA by S&P and Aaa by Moody’s and (iv) have portfolio assets of at least $5,000,000,000.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.
“Certificate Regarding Non-Bank Status” means a certificate in the form attached hereto as Exhibit B.
“Certification” has the meaning set forth in Section 6.12(b).
“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.
“CFC Holdco” means a Domestic Subsidiary (a) all or substantially all of the assets of which consist of equity interests of one or more CFCs and (b) that conducts no material business.

“Casualty Event” shall mean, with respect to any property, any of the following: (a) any casualty, loss, destruction, damage or taking of such property (or any part thereof), (b) any condemnation, loss of title, seizure, or taking, by exercise of the power of eminent domain or other similar proceeding, of such property (or any part thereof), or confiscation of such property (or any part thereof) or the requisition of the use of such property by any Governmental Authority, or (c) any event that results in the receipt of business interruption insurance.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law) , in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Change of Control” means the occurrence of any of the following:
(a)The acquisition by any Person or any group of Persons of record or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of (i) the Capital Stock of the Borrower (as determined on a fully-diluted basis) or (ii) the combined voting power of the then-outstanding voting securities of the Borrower (the “Outstanding Company Voting Securities”);

(b)Consummation by the Borrower or any of its Subsidiaries of a merger, consolidation, combination, reorganization, or sale of Capital Stock, or an exchange of the Capital Stock of the Borrower for the Capital Stock of any other Person or Persons whether in one or a series of related transactions (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of the then outstanding shares of voting Capital Stock of the purchasing or surviving entity in such Business Combination, in substantially the same proportions as its ownership immediately prior to such Business Combination, of the Outstanding Company Voting Securities and (ii) at least a majority of the members of the board of directors (or equivalent governing body) of the purchasing or surviving entity in such Business Combination were members of the Borrower’s or such Subsidiary’s board of directors (or equivalent governing body) at the time of the execution of the initial agreement, or of the action of the Borrower’s or such Subsidiary’s board of directors (or equivalent governing body), providing for such Business Combination;

(c)A sale, assignment, lease, conveyance, exchange, transfer, sale-leaseback or other Disposition of more than 50% of the assets of the Borrower or any Guarantor, whether in one or a series of related transactions (excluding normal inventory sales and financing arrangements associated with inventory or receivables);

(d)The Borrower ceases to own and control, directly or indirectly, free and clear of all Liens (other than in favor of the Purchasers) 100% of the Capital Stock of each Guarantor (other than directors’ qualifying shares, as may be required by law, and other than as a result of a Disposition permitted by Section 9.4);

(e)Approval by the board of directors (or equivalent governing body) of the Borrower or any Guarantor of:
(i)a liquidation or dissolution of the Borrower or any Guarantor;
(ii)the sale or Disposition of all or substantially all of the assets of the Borrower or any Guarantor; or
(iii)the merger of consolidation of the Borrower with or into another Person unless permitted by Section 9.3;

(f)During any period of twelve (12) consecutive months, a majority of the members of the Board of the Borrower cease to be composed of individuals (i) who were members of such Board on the first (1st) day of such period, (ii) whose election or nomination to such Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such Board or (iii) whose election or nomination to such Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of such Board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of such Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of such Board); or

(g)The occurrence of a “change of control” (or any comparable term) as defined in the ABL Credit Agreement.

“Charter Documents” means the articles or certificate of incorporation or formation (as applicable), the bylaws or operating or limited liability company agreement (as applicable), and other similar organizational and governing documents of any Person, as amended, restated, supplemented or otherwise modified from time to time.
“Closing” has the meaning given to that term in Section 2.3.
“Closing Date” has the meaning given to that term in Section 2.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Agent” has the meaning given to it in the introductory paragraph of this Agreement.
“Collateral Access Agreement” has the meaning assigned thereto in the Guaranty and Collateral Agreement.
“Collateral Documents” means the Guaranty and Collateral Agreement, the Collateral Access Agreements, the Deposit Account Control Agreements, and each other agreement or writing pursuant to which the Borrower or any Subsidiary purports to pledge or grant a security interest in any property or assets securing the Obligations or any of such Borrower or Subsidiary purports to guarantee the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Compliance Certificate” means a Compliance Certificate in the form attached hereto as Exhibit C.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership. For purposes of clarity, operating leases shall not be considered Contingent Obligations.
“Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.
“Coverage Ratio” means the ratio of (a) Qualified Assets to (b) Funded Indebtedness.
“CWA” has the meaning set forth in the definition of “Environmental Laws.”
“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning given to that term in Section 3.1(b).
“Deposit Account Control Agreement” means each Deposit Account Control Agreement among any Loan Party, the Collateral Agent and the applicable depository bank, as amended, restated, modified, or supplemented from time to time.
“Disposition” has the meaning given to that term in Section 9.4.
“Distributions” by a Person means (a) the declaration or payment of dividends or other distributions (whether in cash, securities or other property or assets) on any now or hereafter outstanding Capital Stock of such Person; (b) any payment (whether in cash, securities or other property or assets) on account of the redemption, repurchase, defeasance, sinking fund or other retirement or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock made either directly or indirectly; (c) any loans or advances (other than salaries or advances to, or reimbursement of, directors or employees for travel, entertainment, relocation or other business expenses in the ordinary course of business), to any stockholder(s), partner(s) or member(s) of such Person; (d) any payment or prepayment of principal or premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Indebtedness that is subordinated to the Obligations; and (e) setting aside funds for any of the foregoing.
“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or other equity interests into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock which are not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable or subject to mandatory repurchase, in either case, at the option of the holder thereof (other than solely for equity interests which are not otherwise Disqualified Capital Stock), in whole or in part, (c) provides for scheduled payments, dividends or distributions in cash or (d) is or becomes convertible into or exchangeable or exercisable for indebtedness or any other equity interests that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.
“Eligible Accounts” shall have the meaning set forth in the ABL Credit Agreement (as in effect on the date hereof) and, solely to the extent that Marquette Business Credit, LLC is no longer the ABL Lender, shall also not include any accounts that the Collateral Agent, in its sole and absolute discretion, has determined to be ineligible.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, Licenses, concessions, grants, franchises, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water, air or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq. (“CWA”), the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq. (“RCRA”), and CERCLA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means a corporation that is or was a member of a controlled group of corporations with the Borrower within the meaning of Section 4001(a) or (b) of ERISA or Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with the Borrower within the meaning of Section 414(m) of the Code, or a trade or business which together with the Borrower is treated as a single employer under Section 414(o) of the Code.

“Event of Default” has the meaning given to that term in Section 10.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
“Excluded Account” has the meaning assigned thereto in the Guaranty and Collateral Agreement.
“Excluded Taxes” shall mean, with respect to any Purchaser, or any other recipient of any payment to be made by or on account of any Obligations, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the applicable Purchaser or recipient is located, (c) in the case of a Purchaser, any U.S. federal withholding Tax that is imposed on amounts payable to such Purchaser pursuant to a law in effect at the time such Purchaser becomes a party hereto (or designates a new lending office , receives an assignment or participation interest), except to the extent that such Purchaser (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 3.5(a), (d) Taxes resulting from the failure to comply with Section 3.5(e) or (e) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements with respect thereto and any fiscal or regulatory legislation, rules, practices, or laws adopted pursuant to such intergovernmental agreements.
“Fee Letter” means that certain Fee Letter, dated as of January 3, 2018, between the Collateral Agent and the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Financial Statements” has the meaning given to that term in Section 6.12.
“Fiscal Quarter” means a fiscal quarter of the Borrower and its Subsidiaries, ending on March 31, June 30, September 30, and December 31 of each year.
“Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries, ending on December 31 of each year.
“Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more of the Loan Parties or their Subsidiaries have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan and further excluding any governmental plan or program requiring the mandatory payment of social insurances taxes or similar contributions to a governmental fund with respect to the wages of an employee.
“Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by one or more of the Loan Parties or their Subsidiaries for their employees or former employees, but excluding any governmental plan or program requiring the mandatory payment of social insurances taxes or similar contributions to a governmental fund with respect to the wages of an employee.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Funded Indebtedness” means, as of any date of determination, all then outstanding Obligations and all then outstanding ABL Debt.

“GAAP” means generally accepted accounting principles in effect within the United States from time to time, consistently applied. If there are any changes to GAAP during the term of this Agreement, the parties shall continue to determine compliance with the financial covenants, and make all other financial determinations hereunder, without giving effect to any such changes until such time that the parties hereto can agree to amend the financial covenants and other provisions requiring financial determinations hereunder to take into account the effect of such changes to GAAP in a mutually acceptable manner.
“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, including, without limitation, any federal, state or local public utility commission, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Guarantor” or “Guarantors” means each Person that guarantees all or any portion of the Obligations. Each of the Subsidiaries of the Borrower on the Closing Date (other than Immaterial Subsidiaries) and each other Subsidiary of the Borrower (other than Immaterial Subsidiaries) required to guarantee all or any portion of the Obligations after the Closing Date (in each case, other than CFCs, CFC Holdcos or Subsidiaries of CFCs) shall be a Guarantor.
“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement, dated as of the Closing Date, made by the Loan Parties in favor of the Collateral Agent, as amended, restated, modified, or supplemented from time to time.
“Hazardous Materials” means (a) any “hazardous substance”, as defined by CERCLA, (b) any “hazardous waste”, as defined by RCRA, (c) any petroleum product, (d) any “pollutant,” as defined by the CWA, or (c) contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedging Agreement” means any rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement.
“Immaterial Subsidiary” means as of any date of determination, any Subsidiary of the Borrower designated as such; provided that, if at any time and from time to time after the Closing Date, (1) Immaterial Subsidiaries comprise in the aggregate more than five percent (5.0%) of the consolidated total assets (as determined in accordance with GAAP) of the Borrower and its Subsidiaries as of the end of the most recently ended calendar month of Borrower for which financial statements have been delivered to the Collateral Agent pursuant to Section 8.1(c) or more than five percent (5.0%) of the consolidated total revenues of the Borrower and its Subsidiaries for such applicable period or (2) any individual Immaterial Subsidiary comprise in the aggregate more than two and one half percent (2.5%) of the consolidated total assets (as determined in accordance with GAAP) of the Borrower and its Subsidiaries as of the end of the most recently ended calendar month of Borrower for which financial statements have been delivered to the Collateral Agent pursuant to Section 8.1(c) or more than two and one half (2.5%) of the consolidated total revenues of the Borrower and its Subsidiaries for such applicable period, then the Borrower shall (i) designate in writing to Collateral Agent one or more of such Immaterial Subsidiary(ies) as no longer an Immaterial Subsidiary(ies) to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 9.13 applicable to any such designated Subsidiary (in each case, in the time periods applicable as if such Immaterial Subsidiary(ies) had become Guarantors at such time); provided, further, that no Immaterial Subsidiary shall own any Intellectual Property that is material to the Loan Parties. As of the Closing Date, the entities listed on Schedule 1.1 are Immaterial Subsidiaries.

“Indebtedness” means, with respect to any Person, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and not outstanding more than 90 days past the date of invoice or otherwise subject to an ongoing good faith dispute or contest), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by bonds, debentures, notes, acceptances, or other similar instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capital Lease Obligations and obligations created or arising under any conditional sale or other title retention agreement, (g) Contingent Obligations, (h) net obligations under or relating to Hedging Agreements, (i) Off-Balance Sheet Liabilities, (j) attributable indebtedness related to Sale and Leaseback Transactions, (k) the aggregate undrawn face amount of all letters of credit issued for the account and/or upon the application of such Person together with all unreimbursed drawings with respect thereto, (l) any obligation to repurchase or redeem Disqualified Capital Stock of such Person other than at the sole option of such Person, (m) “earnouts” and similar payment obligations of such Person to the extent such obligations become fixed or are considered liabilities under GAAP, (n) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (m), and (o) any other obligation for borrowed money or other financial accommodation which, in accordance with GAAP, would be shown as a liability on the balance sheet of such Person. The amount of Indebtedness under any Hedging Agreement on any date shall be deemed to be the swap termination value thereof as of such date.
“Indemnified Party” has the meaning given to that term in Section 11.1.
“Indemnified Taxes” shall mean (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Note Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Intellectual Property” means all intellectual and similar property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases.
“Intellectual Property License” has the meaning assigned thereto in the Guaranty and Collateral Agreement.
“Intellectual Property Security Agreement” means a collateral assignment or security agreement pursuant to which the Borrower or any of its Subsidiaries assigns or grants a security interest in its interests in Intellectual Property to the Collateral Agent, as security for the Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Interest Expense” means, for any period, the net interest expense of the Borrower and its Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP (including, without limitation, all commissions, discounts and/or related amortization and other fees and charges owed by the Borrower and its Subsidiaries with respect to letters of credit or bankers’ acceptances, the net costs associated with any Hedging Agreement of the Borrower and its Subsidiaries, capitalized interest expense, the interest portion of Capital Lease Obligations and the interest portion of any deferred payment obligation).
“Interest Payment Date” has the meaning given to that term in Section 3.1(c).
“Inventory” means all of the “inventory” (as that term is defined in the UCC) of the Borrower and its Subsidiaries, whether now existing or hereafter acquired or created.
“Investment” means any direct or indirect purchase, acquisition or other investment (including, without limitation, any loan or advance or capital contribution) in or to any Person, whether payment therefor is made in cash or Capital Stock or otherwise, and whether such investment is by acquisition of Capital Stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write downs or write offs with respect to such Investment.
“IP Rights” has the meaning given to that term in Section 6.22.
“IRS” means the United States Internal Revenue Service.
“Knowledge of the Borrower” or “Knowledge of a Loan Party”, or any similar phrases, means the actual knowledge of any director or executive officer of the Borrower or such Loan Party, as applicable, or knowledge that such person would have reasonably obtained in the performance of such person’s duties as a director or executive officer of the Borrower or such Loan Party, as applicable.
“Liabilities” has the meaning given to that term in Section 11.1.
“Licenses” means all licenses, permits, authorizations, determinations, and registrations issued by any Governmental Authority to the Borrower or any Subsidiary in connection with the conduct of its business.
“Lien” means any lien (statutory or otherwise), security interest, mortgage, pledge, hypothecation, deed of trust, assignment, deposit arrangement, encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capital Lease, or other title retention agreement (and any lease in the nature thereof)) and any agreement to give any of the foregoing.
“Loan Party” means the Borrower and each Guarantor.
“Material Adverse Effect” means individually or in the aggregate (a) a material adverse condition, event, occurrence or development related to, or material adverse change or effect on, the assets, business, properties, liabilities, results of operations, cash flows, condition (financial or otherwise), or prospects of the Borrower and its Subsidiaries (taken as a whole), (b) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any of its Subsidiaries of any Note Document, (ii) a significant portion of the Collateral or the validity, perfection or priority of the Collateral Agent’s Liens on a significant portion of the Collateral or (iii) the rights, remedies and benefits (taken as a whole) available to, or conferred upon, the Collateral Agent or any Purchaser under any Note Document, or (c) a material adverse effect on the ability of the Borrower or any of its Subsidiaries to perform its obligations under any Note Document.
“Material Contract” means any contract, agreement, instrument, permit, lease or License of the Borrower or its Subsidiaries (other than this Agreement and the Note Documents) (i) not made in the ordinary course of business, or involving a commitment to pay an amount, by any Loan Party or any of its Subsidiaries in excess of $250,000 in any twelve-month period following the Closing Date (whether or not in the ordinary course of business) or where any Loan Party or any of its Subsidiaries actually paid in excess of $250,000 during the twelve month period preceding the Closing Date; (ii) for a partnership or a joint venture or for the acquisition, sale or lease of any assets or Capital Stock of any Loan Party, its Subsidiaries or any other Person or involving a sharing of profits; (iii) that is a mortgage, pledge, hypothec, conditional sales contract, security agreement, factoring agreement or other similar Contractual Obligations with respect to any tangible and/or intangible personal property of any Loan Party or its Subsidiaries (other than in connection with trade payables incurred in the ordinary course of business); (iv) that is a loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contractual Obligations (other than this Agreement and the Note Documents or in connection with trade payables incurred in the ordinary course of business); (v) with any Governmental Authority other than in the ordinary course of business; (vi) which contain any provision that may terminate such contract or require payments to be made by any Loan Party or any of its Subsidiaries upon or following a “change of control”, if such terminations or payments under such Contractual Obligations could individually or in the aggregate have a Material Adverse Effect; (ix) with respect to Hazardous

Materials Activity; or (vii) that is a material binding commitment or agreement to enter into any of the foregoing types of agreements.

“Maturity Date” has the meaning given to that term in Section 3.2(a).

“Maximum Rate” has the meaning given to that term in Section 3.1(d).
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.
“Net Cash Proceeds” means, with respect to:
(a)     any voluntary or involuntary sale or Disposition (other than a Casualty Event or a sale or Disposition permitted under Section 9.4), the cash proceeds received (directly or indirectly) from time to time in respect thereof, including any cash received in respect of any non-cash proceeds (including, without limitation, the monetization of notes receivables), but only as and when received, net of (i) reasonable fees and out-of-pocket expenses (including reasonable broker’s fees or commissions and attorney fees), (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such sale or Disposition and which is required to be repaid with such proceeds (other than the Notes and any such Indebtedness assumed by the purchaser of such asset) and (iii) Taxes paid or payable to any taxing authorities in connection with such sale or Disposition, including the amount of any reserves reasonably established by the Borrower for the purpose of funding any liabilities that are incurred in connection with the sale or Disposition (including pension and other post-employment benefit obligations associated with such disposition), in each case during the Fiscal Year that such event occurred or the next succeeding Fiscal Year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower;
(b)     any Casualty Event, the amount of any insurance proceeds or condemnation awards received, in each case net of all reasonable fees and out-of-pocket expenses (including appraisals, and brokerage, legal, advisory, banking, title and recording tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates) in connection with such Casualty Event; or
(c)    the issuance of any Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) in connection with such issuance, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by the applicable Loan Party in connection with such issuance and (ii) Taxes paid or payable to any taxing authorities by such Loan Party in connection with such issuance, in each case to the extent, but only to the extent, that the amounts so deducted are actually paid to a Person that is not an Affiliate of such Loan Party, and are properly attributable to such transaction.
“Net Income” means the net income (or loss) of the Borrower and its Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP; provided that, to the extent that any amount of income is attributable to a Foreign Subsidiary, such income shall be excluded for the purpose of calculating Net Income for such period.
“Non-US Purchaser” shall have the meaning set forth in Section 3.5(e)(ii).
“Note Documents” means this Agreement, the Notes, the Collateral Documents, the Fee Letter, the Warrants, and each other agreement, document, form or certificate delivered pursuant to this Agreement or any other Note Document, in each case, as amended, restated, modified or supplemented from time to time.
“Note” or “Notes” has the meaning set forth in the Statement of Purpose and shall include any Note issued under this Agreement, including, without limitation, any Note issued pursuant to Section 2.1.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Notes, and (b) the Prepayment Fee and all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by Borrower and each of its Subsidiaries to the Purchasers or the Collateral Agent under any Note Document of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Observer” shall have the meaning set forth in Section 8.15.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or similar liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction which is not a Capital Lease, (c) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.
“Other Connection Taxes” shall mean any Taxes imposed as a result of a former or present connection between the recipient of a payment hereunder and the jurisdiction imposing such Taxes (other than a connection arising from executing, delivering, becoming a party to, the performance of an obligation under, receiving payments under, perfecting a security interest under, or engaging in any other transaction pursuant to, or enforcing, this Agreement or selling or assigning any interest in the Notes).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Note Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment in accordance with the terms hereof.
“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change of Control”.
“Participant Register” has the meaning given to that term in Section 12.3(c).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” has the meaning given to that term in Section 6.21(b).
“Permitted Liens” has the meaning given to that term in Section 9.6.
“Permitted Refinancing Indebtedness” means, solely with respect to the Indebtedness set forth on Schedule 9.2, Indebtedness of any Person (“Refinancing Indebtedness”) issued or incurred by such Person (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace the existing Indebtedness of such Person set forth on Schedule 9.2 (“Refinanced Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such Refinancing Indebtedness, (b) such Refinancing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any guarantee thereof or any security therefor are subordinated to the Obligations, such Refinancing Indebtedness and any guarantee thereof and any security therefor remain so subordinated on terms no less favorable, in any material respect, to the Purchasers, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding extension, renewal or replacement are the only obligors on such Refinancing Indebtedness and (e) any guarantees which constitute all or a portion of such Refinancing Indebtedness, taken as a whole, are determined in good faith by an authorized officer of such Person to be no less favorable, in any material respect, to such Person and the Purchasers in any material respect than the covenants and events of default or guarantees, if any, applicable to such Refinanced Indebtedness.
“Person” means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.
“Plans” has the meaning given to that term in Section 6.21(a).
“Prepayment Date” has the meaning given to that term in Section 3.2(b).
“Prepayment Fee” means an amount determined by multiplying the percentage set forth below corresponding to the date on which the prepayment is, or is required to be, made by the amount of such prepayment (including any prepayment of deferred interest accruing on the Notes):

Periods of Prepayment	Percentage
Closing Date to January 3, 2020	5%
January 4, 2020 to January 2, 2021	3%

“Prepayment Fee Trigger Event” means
(a)    any prepayment, redemption or repurchase by any Loan Party of all, or any part, of the principal balance of the Notes for any reason whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any case or other proceeding by any Loan Party seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or such Loan Party shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or such Loan Party shall make a general assignment for the benefit of creditors, or formally admits in writing its inability or shall fail generally to pay its debts as they become due, or such Loan Party shall take any corporate action to authorize any of the foregoing (any of the forgoing items set forth in this clause (ii), an “Insolvency Proceeding”), and notwithstanding any acceleration (for any reason) of the Obligations; provided that any payment required to be made pursuant to Section 3.2(a), 3.2(c)(iii) shall not constitute a Prepayment Fee Trigger Event;
(b)    the acceleration of the Obligations for any reason, including, but not limited to, acceleration in accordance with Section 10.1(f) or (g), including without limitation as a result of the commencement of an Insolvency Proceeding;
(c)    the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to the Collateral Agent, for the account of the Purchasers in full or partial satisfaction of the Obligations; or

(d)    the termination of this Agreement for any reason.
For purposes of the definition of the term Prepayment Fee, if an Prepayment Fee Trigger Event occurs under clause (b), (c) or (d), the entire outstanding principal amount of the Term Loan shall be deemed to have been prepaid on the date on which such Prepayment Fee Trigger Event occurs.
“Prime Rate” means, for any day, the greater of (i) the rate of interest in effect for such day equal to the prime rate in the United States as reported from time to time in The Wall Street Journal (or other authoritative source selected by the Collateral Agent in its sole discretion), or as Prime Rate is otherwise determined by the Collateral Agent in its reasonable discretion if a prime rate or range or prime rates are not available through The Wall Street Journal) and (ii) 4.50%. The Collateral Agent’s determination of the Prime Rate shall be conclusive, absent manifest error. Any change in such rate of interest shall take effect at the opening of business on the day of such change. In the event The Wall Street Journal (or such other authoritative source) publishes a range of “prime rates”, the Prime Rate shall be the highest of the “prime rates”.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased, or operated by such Person.
“Public Purchaser” has the meaning given to that term in Section 8.1.
“Purchase Price” has the meaning given to that term in Section 2.1.
“Purchaser” and “Purchasers” means HCP-FVG, LLC and CIDM LendCo, LLC, each other purchaser that becomes a party to this Agreement as a Purchaser, and each of their respective successors and assigns hereunder or under the Notes.
“Qualified Assets” means (a) domestic restricted or unrestricted cash and Cash Equivalents recorded on the balance sheet of the Loan Parties, plus (b) Eligible Accounts.
“Qualifying Revenue” means the sum of revenues from Media Engine Product, Mobility Engine Product and software maintenance (each of which shall be consistent with the breakout for such line item provided in that certain model dated as of December 29, 2017 and delivered to the Purchasers prior to the Closing Date).
“RCRA” has the meaning set forth in the definition of “Environmental Laws.”
“Register” has the meaning given to that term in Section 12.3(b).
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Required Purchasers” means the Purchasers holding more than 50% of the aggregate outstanding principal balance of the Notes.
“Requirements of Law” means as to any Person, provisions of the Charter Documents of such Person, or any law, treaty, code, rule, regulation, right, privilege, qualification, License or franchise, or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to any or all of the Transactions or other transactions contemplated or referred to in the Note Documents.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (or any successor thereto).
“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
“SEC” means the United States Securities and Exchange Commission or any other governmental authority then having jurisdiction to enforce the Securities Act and/or the Exchange Act, as applicable.
“SEC Documents” has the meaning set forth in Section 6.12(b).
“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.
“Single Employer Plan” means a Plan maintained by the Borrower, its Subsidiaries or any member of a controlled group of corporations with the Borrower, within the meaning of Section 4001(a) or (b) of ERISA or Section 414(b) of the Code, for employees of the Borrower, any of its Subsidiaries or any of its respective ERISA Affiliates.
“Solvent” means, with respect to any Person that (a) the fair value of the assets and the property of such Person exceeds the fair value of the aggregate liabilities (including contingent and unliquidated liabilities) of such Person, (b) after giving effect to the transactions contemplated by this Agreement and the other Note Documents, such Person will not be left with unreasonably small capital, and (c) after giving effect to the transactions contemplated by this Agreement and the other Note Documents, such Person is able to both service and pay its liabilities as they mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.
“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Tax” means any present or future United States federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other taxes, levies, assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total Liquidity” means (i) domestic unrestricted cash and Cash Equivalents recorded on the balance sheet of the Loan Parties (in each case to the extent subject to a perfected security interest, in favor of the Collateral Agent arising under a Deposit Account Control Agreement or securities account control agreement in favor of the Collateral Agent or held in accounts at UMB Bank, n.a. and governed by the ABL/Term Intercreditor Agreement, but excluding any cash or Cash Equivalents subject to Liens permitted by Section 9.6 (other than Section 9.6(k) and Section 9.6(q)) and any cash or cash Equivalents contained in the Cash Collateral Account) plus Availability (as defined in the ABL Credit Agreement).
“Transactions” means the issuance of the Notes hereunder, the disbursement of the ABL Loans and the repayment of certain existing Indebtedness of the Borrower, each on the Closing Date.
“UCC” has the meaning set forth in the Guaranty and Collateral Agreement.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Pension Plan subject to Title IV of ERISA exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using actuarial assumptions used in determining the Plan’s normal cost for purposes of Section 412(b)(2)(A) of the Code. In each case, the foregoing determination shall be made as of the most recent date prior to the filing of said annual report as of which such actuarial present value of accumulated Plan benefits is determined.
“Warrants” mean, collectively, that certain Warrant dated January 3, 2018 by and between the Borrower and HCP-FVG, LLC (as the same may be amended, restated, amended and restated or otherwise modified from time to time in accordance with the terms thereof) and that certain Warrant dated January 3, 2018 by and between the Borrower and CIDM LendCo, LLC (as the same may be amended, restated, amended and restated or otherwise modified from time to time in accordance with the terms thereof).
“Wholly-owned” means, with respect to a Subsidiary, that all of the Capital Stock of such Subsidiary is, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-owned Subsidiaries.
1.2 Accounting Terms
All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, consistently applied, to the extent applicable, except as otherwise expressly provided in this Agreement. If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree upon the request of any Loan Party or Purchaser to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of the Borrower and its Subsidiaries shall be the same after such changes as if such changes had not been made; provided that until any such amendments have been agreed upon by the Required Purchasers, the provisions in this Agreement shall be calculated as if no such changes in accounting principles had occurred. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value.” Notwithstanding any accounting change after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as capital leases or otherwise reflected on the Borrower’s and its Subsidiaries’ consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of the Closing Date.

Article 2
PURCHASE AND SALE OF THE NOTES

2.1 Purchase and Sale of the Notes. Subject to the terms and conditions herein set forth, on the Closing Date, the Borrower will issue and sell to the Purchasers, and the Purchasers severally and not jointly will acquire from the Borrower, on the Closing Date, the Notes in an aggregate principal amount (and for an aggregate purchase price) of $17,000,000 (the “Purchase Price”), allocated among the Purchasers as set forth on Schedule 2.1.

2.2 Fees Payable.

(a) Fee Letter. The Borrower shall pay to the Collateral Agent such fees as are specified as owing in the Fee Letter at the times and in the manner and amounts as are set forth therein.
(b) Reimbursement of Expenses. At the Closing, the Borrower shall reimburse all of the Collateral Agent’s and the Purchasers’ reasonable and documented out-of-pocket fees and expenses (including, without limitation, fees, charges and disbursements of outside counsel and other out-of-pocket expenses such as consultant fees, travel expenses, background checks and other expenses) incurred in connection with (i) the negotiation and execution and delivery of this Agreement and the Note Documents, (ii) the Purchasers’ due diligence investigation, (iii) the quality of earnings report and (iv) the other transactions contemplated by this Agreement and the Note Documents (including filings or other actions required to perfect the security interests granted under the Collateral Documents); provided that the Borrower shall not be obligated to pay, without its prior written approval (such approval not to be unreasonably withheld or delayed), any out-of-pocket fees, costs and expenses incurred in excess of (x) $10,000 for due diligence expenses, (y) $265,000 for travel expense and the fees, disbursements and other charges of legal counsel to the Purchasers and (z) $65,000 for expenses and fees incurred in connection with the quality of earnings report, each incurred prior to the Closing. Subject to the foregoing limitations, the Borrower agrees to promptly pay all reasonable and documented out-of-pocket fees, costs and expenses (including external attorneys’ fees and expenses) incurred by the Purchasers in connection with any action to enforce this Agreement or the Note Documents or to collect any payments due from the Borrower or any of the Guarantors. All fees, costs, and expenses for which the Borrower is responsible under this Section 2.2(b) shall be deemed part of the Obligations when incurred.

2.3 Closing. The purchase and issuance of the Notes shall take place at the closing (the “Closing”) on the date hereof (the “Closing Date”), subject to the satisfaction or waiver of the conditions to closing set forth in Article 4. At the Closing, the Borrower shall deliver the Notes to the Purchasers against delivery by the Purchasers of the Purchase Price, which is payable by wire transfer of immediately available funds.

Article 3
THE NOTES

Interest and Related Fees.

(a) Interest. Except as provided in Section 3.1(b), interest shall accrue and shall be calculated daily on the basis of the actual number of days elapsed and a 360-day year on the unpaid principal amount of the Notes outstanding from time to time and on all other Obligations at the lesser of (i) the Applicable Rate and (ii) the Maximum Rate (as defined below).

(b) Default Rate of Interest. Automatically upon the occurrence of and during the continuance of any Event of Default and for so long as such Event of Default continues, the unpaid principal amount of the Notes outstanding from time to time and the other Obligations shall bear interest at a rate per annum of five percent (5%) (the “Default Rate”) in excess of the rates otherwise payable under this Agreement or the Note Documents (but not in any event in excess of the Maximum Rate). The Default Rate shall apply retroactively to the date of occurrence of such Event of Default. All Default Rate interest shall be paid in cash on demand of the Collateral Agent. If, pursuant to the terms of this Agreement or the Note Documents such other Obligations do not bear interest, after the occurrence of an Event of Default and for so long as it continues, such Obligations shall bear interest at the rate per annum from time to time borne by the Notes.

(c) Payment of Interest and Related Fees. Subject to Section 3.1(c) below, the Borrower shall pay accrued interest in arrears on the last day of each calendar month (each such date being an “Interest Payment Date”). In addition, accrued and unpaid interest shall be payable on the maturity of the Notes, whether by acceleration or otherwise, and on the date of any prepayment (with respect to the amount prepaid).
(d) Excess Interest. It is the intention of the parties to comply strictly with applicable usury laws. Accordingly, notwithstanding any provision to the contrary in this Agreement or any other Note Document or any of the Obligations, in no event shall any Obligations require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under Applicable Law that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the “Maximum Rate”). If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection herewith or therewith, or in any communication by any Purchasers or any other Person to the Borrower or any other Person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under any Obligations shall exceed the Maximum Rate, then in such event it is agreed that: (i) the provisions of this paragraph shall govern and control; (ii) neither the Borrower nor any other Person or entity now or hereafter liable for the payment of any Obligations shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (iii) any such excess interest which is or has been received by any Purchasers, notwithstanding this paragraph, shall be credited against the then unpaid principal balance of the Obligations (or, if the principal amount of the Obligations shall have been paid in full, refunded by the Purchasers to the party primarily liable on such Obligation); and (iv) the provisions of this Agreement and the Obligations, and any other communication to the Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of the Obligations does not include the right to accelerate, collect, or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with any of the Obligations which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by Applicable Laws by amortizing, prorating, allocating and spreading during the period of the full term of such Obligations, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by any Purchaser. The terms of this paragraph shall be deemed to be incorporated into each of the other Note Documents.

(e) PIK Interest. Notwithstanding any other provision hereof, on any Interest Payment Date occurring (i) on or prior to August 31, 2018 shall be paid-in-kind and (ii) thereafter, in cash; provided that with respect to the foregoing clauses (i) and (ii), after the occurrence and during the continuance of any Event of Default, all interest shall be paid in cash. Any such paid-in-kind interest shall be capitalized to the principal amount of the Notes on such Interest Payment Date and shall be considered principal of the Notes for all purposes, including, without limitation, for the calculation of interest on subsequent Interest Payment Dates and of any Prepayment Fee.

3.2     Redemption of Notes.
(a) Scheduled Redemptions of Notes. (i) The Borrower shall redeem the Notes issued by it on January 3, 2021 (the “Maturity Date”) by payment in cash in full of the entire outstanding principal balance thereof (including all interest that has been added to the outstanding principal amount of such Notes pursuant to Section 3.1(e)), plus all unpaid interest accrued thereon through the date of redemption, plus all outstanding and unpaid Obligations to the Purchasers of the Notes under the Note Documents through the date of redemption and pay to the Collateral Agent all other outstanding Obligations payable to the Collateral Agent under the Note Documents. (ii) The Borrower shall redeem the Notes issued by it in principal installments of (w) $1,500,000 payable on August 31, 2018, (x) $1,750,000 payable on the last day of the Fiscal Quarter ending September 30, 2018 (y) $1,250,000 payable on the last day of the Fiscal Quarter ending December 31, 2018 and (z) $1,500,000 payable on the last day of each Fiscal Quarter beginning with the Fiscal Quarter ending March 31, 2019 and continuing through the last full Fiscal Quarter prior to the Maturity Date (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement).

(b) Optional Redemption Initiated by the Borrower. The Borrower shall have the right, at its sole option and election, at any time or from time to time prior to the Maturity Date, to redeem the Notes issued by the Borrower, in whole or in part on not less than five (5) Business Days’ prior written notice of the date of redemption, which shall be a Business Day (any such date, a “Prepayment Date”), by payment of an amount equal to the unpaid principal balance thereof to be redeemed, plus all unpaid interest accrued thereon through the Prepayment Date, plus all outstanding and unpaid fees and expenses payable to the Purchasers of each Note under the Note Documents through the Prepayment Date, plus the Prepayment Fee.

(c) Mandatory Redemptions.

(i)Change of Control. Upon the occurrence of a Change of Control, the Borrower shall purchase all Notes issued by it in full by payment of an amount equal to (x) the unpaid principal balance thereof plus (y) all other outstanding Obligations payable to the Purchasers of each Note under the Note Documents through the Prepayment Date and all other outstanding Obligations payable to the Collateral Agent under the Note Documents plus (z) the Prepayment Fee. The provisions of this Section 3.2(c)(i) shall not be deemed to be implied consent to any such Change of Control otherwise prohibited by the terms of this Agreement.

(ii)Dispositions. Promptly, and in any event within two (2) Business Days of receipt by the Borrower of the proceeds of any voluntary or involuntary sale or Disposition by the Borrower or any Subsidiary of assets (excluding sales or Dispositions which are permitted under Section 9.4 or any sale or Disposition of any ABL Priority Collateral to the extent that the ABL Credit Agreement requires the proceeds of such sales or Dispositions to prepay (or cash collateralize) the obligations outstanding under the ABL Credit Agreement), the Borrower shall be required to prepay the Notes issued by it in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such sales or Dispositions plus the Prepayment Fee; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) the Borrower shall have given the Purchasers prior written notice of the Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or Disposition or the cost of purchase or construction of other assets useful in the business of the Borrower or its Subsidiaries, (C) the monies are held in a deposit account in which the Purchasers have a perfected security interest (subject only to Permitted Liens) and (D) the Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Borrower whose assets were the subject of such Disposition shall have the option to apply such monies in an amount not to exceed $500,000 (with any Net Cash Proceeds in excess of $500,000 to be applied to prepay the Notes) to the costs of replacement of the assets that are the subject of such sale or Disposition or the costs of purchase or construction of other assets useful in the business of the Borrower unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the deposit account referred to in clause (C) above shall be immediately paid to the Purchasers and applied in prepayment of the Notes in accordance with Section 3.3. Nothing contained in this Section 3.2(c) shall permit the Borrower or any Subsidiary to sell or otherwise dispose of any assets other than in accordance with Section 9.4.

(iii)Casualty Events. Promptly, and in any event within two (2) Business Days of receipt by the Borrower of the proceeds of any Net Cash Proceeds from any Casualty Event (other than Net Cash Proceeds arising from or constituting Net Cash Proceeds of any ABL Priority Collateral (to the extent that the ABL Credit Agreement requires such Net Cash Proceeds to prepay (or cash collateralize) the obligations outstanding under the ABL Credit Agreement), the Borrower shall be required to prepay the Notes issued by it in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Casualty Event plus the Prepayment Fee; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) the Borrower shall have given the Purchasers prior written notice of the Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such Casualty Event or the cost of purchase or construction of other assets useful in the business of the Borrower or its Subsidiaries, (C) the monies are held in a deposit account in which the Purchasers have a perfected security interest (subject only to Permitted Liens) and (D) the Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Borrower whose assets were the subject of such Casualty

Event shall have the option to apply such monies in an amount not to exceed $500,000 (with any Net Cash Proceeds in excess of $500,000 to be applied to prepay the Notes) to the costs of replacement of the assets that are the subject of such Casualty Event or the costs of purchase or construction of other assets useful in the business of the Borrower unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the deposit account referred to in clause (C) above shall be immediately paid to the Purchasers and applied in prepayment of the Notes in accordance with Section 3.3. Nothing contained in this Section 3.2(c) shall permit the Borrower or any Subsidiary to sell or otherwise dispose of any assets other than in accordance with Section 9.4.

(iv)Equity. Promptly, and in any event within two (2) Business Days of the date of the receipt by the Borrower or any of its Subsidiaries of the proceeds from the issuance and sale of any Capital Stock of the Borrower (excluding proceeds received from the issuance and sale of Capital Stock in connection with equity compensation plans or arrangements with respect to the Warrants), the Borrower shall be required to prepay the Notes in an amount equal to (a) prior to the occurrence and continuance of any Event of Default, 33% of the Net Cash Proceeds received by such Person in connection with such issuance plus the Prepayment Fee or (b) after the occurrence and during the continuance of any Event of Default, 100% of the Net Cash Proceeds received by such Person in connection with such issuance plus the Prepayment Fee. The provisions of this Section 3.2(c)(iii) shall not be deemed to be implied consent to any such incurrence or issuance otherwise prohibited by the terms of this Agreement.

(v)Option to Decline. Any mandatory prepayment required to be made pursuant to Section 3.2 may be declined in whole or in part by any Purchaser without prejudice to such Purchaser’s rights hereunder to accept or decline any future payments in respect of any mandatory prepayments, by providing notice to the Collateral Agent no later than 5:00 p.m. (New York City time) one (1) Business Day (or such other date acceptable to the Collateral Agent) prior to the date of such prepayment; provided that the Borrower shall give not less than five (5) Business Days’ prior written notice of the date of any mandatory prepayment. If a Purchaser chooses not to accept payment in respect of a mandatory prepayment in whole or in part the other Purchasers that accept such mandatory prepayment shall have the option to share such proceeds on a pro rata basis on or before the date otherwise due hereunder; provided that, to the extent such mandatory prepayment is declined by all the Purchasers, such prepayment may be retained by the Borrower.

(d) Acceleration. In addition, the Notes shall be subject to acceleration as set forth in Section 10.2 below.

(e) Prepayment Fee Trigger Event. Upon the occurrence of a Prepayment Fee Trigger Event, the Borrower shall pay to the Collateral Agent, for the account of the Purchasers, the Prepayment Fee. Without limiting the generality of the foregoing Section 3.2(b), and notwithstanding anything to the contrary in this Agreement or any other Note Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Prepayment Fee, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Notes were redeemed as of such date and shall constitute part of the Obligations for all purposes herein. Any Prepayment Fee payable in accordance with this Section 3.2(e) shall be presumed to be equal to the liquidated damages sustained by the Purchasers as the result of the occurrence of the Prepayment Fee Trigger Event, and the Borrower and the other Loan Parties agree that it is reasonable under the circumstances currently existing. The Prepayment Fee, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT FEE IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and the other Loan Parties expressly agree that (A) the Prepayment Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between the Purchasers and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Fee, (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.2(e), (e) their agreement to pay the Prepayment Fee is a material inducement to the Purchasers to purchase the Notes, and (F) the Prepayment Fee represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Purchasers and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Purchasers or profits lost by the Purchasers as a result of such Prepayment Fee Trigger Event.

3.3 Manner of Payment. All fees, interest, Prepayment Fee, premium, principal and other amounts payable in cash in respect of any Note Document shall be paid by wire transfer of immediately available funds to an account at a bank designated in writing by the applicable Purchaser or the Collateral Agent, as applicable. All payments made by the Borrower (excluding regular monthly interest payments made when due under Section 3.1(a)) upon the Obligations relating to the Notes and all net proceeds from the enforcement of the Obligations shall be applied (a) first, to that portion of the Obligations constituting fees, indemnities, and expenses and other amounts (including attorneys’ fees), payable to the Collateral Agent and the Purchasers, (b) second, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes, (c) third, to the payment of that portion of the Obligations constituting unpaid principal of the Notes, and (d) last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by any Requirements of Law. All payments made by the Borrower upon the Notes (including, without limitation, payments of principal if prepaid or upon earlier acceleration) shall be paid proportionally among the Purchasers of the Notes based upon the outstanding principal amounts of such Notes held by each Purchaser. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day.

3.4 [Intentionally Omitted]

3.5 Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Note Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if the applicable Loan Party shall be required by Applicable Law to deduct or withhold any Indemnified Taxes (as determined in the good faith discretion of the applicable Loan Party) from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section 3.5) a Purchaser receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) the applicable Loan Party shall make such deductions or withholding and (iii) the applicable Loan Party shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.5(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify each Purchaser for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by any Purchaser or required to be withheld or deducted from a payment to such Purchaser and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for determining the amount of such payment or liability delivered to Borrower by any Purchaser shall be conclusive absent manifest error. Such payment shall be due within ten (10) days of Borrower’s receipt of such certificate.

(d) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, Borrower shall deliver to the applicable Purchasers the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Purchasers.

(e) Status of Purchasers.

(i) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder or under any Note Document shall deliver to the Borrower at the time or times reasonably requested by the Borrower such properly completed and executed documentation as reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of Section 3.5(e)(i), each Purchaser that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-US Purchaser”) shall deliver promptly to the Borrower, on or prior to the Closing Date (in the case of each Purchaser listed on the signature pages hereof on or prior to the Closing Date or, if later, on or prior to the date on which such Purchaser becomes a party to this Agreement), and at such other times as the Borrower reasonably requests, (i) two original copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Purchaser and, if applicable, the beneficial owner(s) of payments under the Note Documents, and such other documentation prescribed by the Code and applicable Treasury regulations or reasonably requested by the Borrower to establish, if applicable, that such Purchaser is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal tax with respect to any payments to such Purchaser under any of the Note Documents, or (ii) if such Purchaser is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate Regarding Non-Bank Status that is substantially in the form of Exhibit B together with two original copies of IRS Form W-8BEN or W-8BEN-E or W-8IMY (or any successor form), properly completed and duly executed by such Purchaser and, if applicable, the beneficial owner(s) of payments under the Note Documents, and such other documentation prescribed by the Code and applicable Treasury regulations or reasonably requested by the Borrower to establish, if applicable, that such Purchaser is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal tax with respect to any payments to such Purchaser under any of the Note Documents. Without limiting the generality of Section 3.5(e)(i), each Purchaser that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Purchaser”) shall deliver to the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Purchaser becomes a party to this Agreement) and at such other times as the Borrower reasonably requests two original copies of IRS Form W-9 (or any successor form), properly completed and duly executed by such Purchaser, certifying that such U.S. Purchaser is a “United States person” and is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Purchaser required to deliver any forms, certificates or other evidence with respect to United States federal tax withholding matters pursuant to this Section 3.5(e) hereby agrees, from time to time after the initial delivery by such Purchaser of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Purchaser shall promptly deliver to the Borrower two new original copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY and/or W-9 (or, in each case, any successor form), or a Certificate Regarding Non-Bank Status and two original copies of IRS Form W-8BEN, W-8BEN-E or W-8IMY (or, in each case, any successor form), as the case may be, properly completed and duly executed by such Purchaser and, if applicable, the beneficial owner(s) of payments under the Note Documents, and such other documentation prescribed by the Code and applicable Treasury regulations or reasonably requested by the Borrower, if applicable, to confirm or establish that such Purchaser is not subject to deduction or withholding of United States federal tax with respect to payments to such Purchaser under the Note Documents, or promptly notify the Borrower of its legal inability to deliver any such forms, certificates or other evidence.
(iii) If a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date hereof.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and any Purchaser under this Section 3.5 shall survive the termination of the Note Documents and the payment in full of the Notes or the assignment of rights by a Purchaser.

3.6    Tax Treatment. The Borrower and each Purchaser shall file all Tax Returns consistent with the following: (i) the Notes are debt for U.S. federal and state income tax purposes; (ii) the Notes are issued with original issue discount on account of interest paid in kind (as provided in Section 3.1(e)) and the amount allocated to the Warrants pursuant to Section 3.7; and (iii) the Notes are not governed by the rules set out in the U.S. Treasury Regulations Section 1.1275-4. The inclusion of this paragraph is not an admission by any Purchaser that it is subject to United States taxation.

3.7    Purchase Price Allocation. The Purchasers and the Borrower agree that the Notes and the Warrants constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code. The Purchasers and the Borrower mutually agree that for purpose of the allocation of the issue price of such investment unit among the Notes and the Warrants in accordance with Section 1273(c)(2) of the Code and U.S. Treasury regulation Section 1.1273-2(h) the Borrower and Purchasers shall mutually agree on an amount to be allocated to the Warrants after the Closing Date, and neither the Purchasers nor the Company shall take any position inconsistent with such mutually agreed upon allocation in any Tax Return or in any judicial or administrative proceeding in respect of Taxes.
Article 4
CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS

The obligation of the Purchasers to purchase the Notes, to pay the Purchase Price at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waived by, the Purchasers of the following conditions on or before the Closing Date; provided that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant, as specifically set forth elsewhere in this Agreement, or of any misrepresentation by the Borrower.
4.1    Representations and Warranties. The representations and warranties contained in Article 6 hereof shall be true and correct at and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct as of such earlier date) after giving effect to the Transactions, and the Purchasers shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the chief executive officer or chief financial officer of the Borrower on behalf of the Borrower.

4.2    Compliance with this Agreement. The Borrower and the Guarantors shall have performed and complied in all material respects with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by such Loan Party on or before the Closing Date and the Purchasers shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the chief executive officer or chief financial officer on behalf of the Borrower.

4.3    Certificates. The Purchasers shall have received certificates from the Borrower and each Guarantor, dated the Closing Date and signed by a manager or an officer of such Loan Party, certifying (i) that the attached copies of the Charter Documents of such Loan Party, and resolutions of the board of directors or similar governing body of such Loan Party approving the Note Documents to which it is a party and the Transactions are all true, complete and correct and remain unamended and in full force and effect, (ii) to the incumbency and specimen signature of each manager or officer of such Loan Party executing any Note Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of such Loan Party, (iii) that the attached list of executive officers and directors or managers, as applicable, of such Loan Party are true, complete, and correct, (iv) that, to the Knowledge of such Loan Party, none of the executive officers and directors or managers, as applicable, included in such attached list have been charged with, indicted for, been part of a proceeding for, been investigated for, arrested for, or convicted of a felony, nor are they engaged in criminal activity, nor have any of them been an officer of a bankrupt company, and (v) that, to the Knowledge of such Loan Party, there are no written or oral side agreements with any executive officer whereby such Loan Party or its management has agreed to incur any obligations other than those contained in formal written contracts or agreements executed by or on behalf of such Loan Party.

4.4    Solvency. The Purchasers shall have received a certificate, signed by the chief financial officer of the Borrower, certifying that the Borrower and its Subsidiaries, on a consolidated basis, are Solvent both immediately before and immediately after giving effect to the Transactions.
4.5    Financial Information. The Purchasers shall have received (i) a set of projections of the Borrower for each Fiscal Year through the Maturity Date, including projected financial statements and Capital Expenditures, and (ii) a pro forma balance sheet of the Borrower, prepared giving effect to the consummation of the transactions contemplated hereby, in each case in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to the Purchasers.

4.6    Documents. The Purchasers shall have received true, complete and correct copies of the Note Documents, and such other agreements, schedules, exhibits, certificates, documents, financial information and filings as the Purchasers may request in connection with or relating to the Transactions all in form and substance reasonably satisfactory to the Purchasers, including, without limitation, each of the Note Documents executed by the Borrower and its Subsidiaries as and where applicable.

4.7    Purchase of Notes Permitted by Applicable Laws. The acquisition of and payment for the Notes to be acquired by the Purchasers hereunder and the consummation of the transactions contemplated hereby and by the Note Documents (i) shall not be prohibited by any Requirements of Law, and (ii) shall not subject the Purchasers to any penalty or other onerous condition under or pursuant to any Requirements of Law.

4.8    Opinion of Counsel. The Purchasers shall have received opinions of Baker & McKenzie LLP and Stoel Rives, LLP, counsel to the Loan Parties, dated as of the Closing Date, relating to the Transactions, in form and substance reasonably acceptable to the Purchasers.

4.9    Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Borrower and each other Loan Party necessary in connection with the execution, delivery or performance by the Borrower or such other Loan Party, or enforcement against the Borrower, of the Note Documents to which it is a party shall have been made or obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof.

4.10    No Material Judgment or Order. There shall not be on the Closing Date any judgment, injunction or order of a court of competent jurisdiction or any ruling of any Governmental Authority which, in the judgment of the Purchasers, would prohibit the purchase of the Notes hereunder or subject the Purchasers to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Notes were to be purchased hereunder.

4.11    Good Standing Certificates. The Borrower shall have delivered to the Purchasers as of a date not more than ten (10) Business Days before the Closing Date good standing certificates for the Borrower and each Guarantor for its jurisdiction of incorporation or formation and certificates of foreign qualification for all other jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such foreign qualification, except where the failure to be so qualified could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
4.12    No Litigation. No arbitration, action, claim, suit, litigation or proceeding before any court or any Governmental Authority shall have been commenced or, to the Knowledge of the Borrower, threatened against the Borrower or any Subsidiary (including its directors or officers), and no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been, to the Knowledge of the Borrower, threatened against any Purchaser or the Borrower (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such Transactions, (ii) in which the amount of damages claimed is $200,000 or more or (iii) which could reasonably be expected to have a Material Adverse Effect.

4.13    Insurance Certificates and Collateral Assignment. The Collateral Agent shall have received (i) evidence of insurance complying with the requirements of Section 8.6, (ii) separate certificates or policy language naming the Collateral Agent as an additional insured on all liability policies and lenders’ loss payee on all property policies for the business and properties of each Loan Party and (iii) a non-cancelable credit insurance policy covering the ABL Priority Collateral, including domestic and foreign accounts receivable (the “Accounts Receivable Insurance Policy”) (a) having policy language agreeable to the Collateral Agent, (b) issued by an insurer agreed to by the Collateral Agent, and (c) having limits of liability of at least $10,000,000 million, a deductible and co-insurance not to exceed $125,000, an endorsement listing the Collateral Agent as an additional insured, and a collateral assignment of the rights, claims and proceeds of that certain credit insurance policy.

4.14    Fees, Etc.. On the Closing Date, the Borrower shall have paid (i) to the Collateral Agent, all fees due and payable pursuant to the Fee Letter and (ii) subject to Section 2.2(b), to the Collateral Agent and the Purchasers all reasonable and document out-of-pocket costs, fees and expenses (including, without limitation, legal fees and expenses) then due and payable to the Collateral Agent and the Purchasers, as applicable, hereunder.

4.15    Collateral. The Collateral Agent shall have received correct, complete fully executed copies of each of the Collateral Documents in a form acceptable to the Collateral Agent, together with such UCC financing statements, original stock certificates, if any, and stock powers, original promissory notes, notices of security interest to be filed in the United States Patent and Trademark Office, and other instruments and documents required to be delivered under the Collateral Documents or as the Collateral Agent may otherwise determine to be necessary or appropriate to perfect the Liens granted thereunder, all in form and substance acceptable to the Collateral Agent. The Collateral Agent shall have been granted a first priority security interest in all of the collateral (other than the ABL Priority Collateral) and a second priority security interest in all of the ABL Priority Collateral.

4.16    Lien Searches. The Collateral Agent shall have received (i) searches of the Uniform Commercial Code, judgment, bankruptcy and tax lien filings which may be filed with respect to the Collateral covered by the Collateral Documents and (ii) Lien searches of intellectual property, in each confirming that all such Property given as collateral is subject to no Liens except Permitted Liens.

4.17    No Material Adverse Effect. There shall exist no (a) event, development, or circumstance occurring on or after December 31, 2016, that has had or could be expected to have, individually or in the aggregate, a Material Adverse Effect, or (b) material disruption or material adverse change in the financial, banking or capital markets generally affecting credit facilities similar to the facility herein.

4.18    Structure. The legal and corporate structure of the Borrower and its Subsidiaries, along with the form and terms of the Charter Documents of the Borrower and its Subsidiaries, shall be satisfactory to the Collateral Agent.

4.19    ABL Credit Agreement and ABL/Term Intercreditor Agreement. The Collateral Agent shall have received a duly executed copy of the ABL Credit Agreement, the loan documents executed in connection the ABL Credit Agreement and the ABL/Term Intercreditor Agreement, each in form in substance satisfactory to the Collateral Agent.

4.20    Quality of Earnings Report. The Purchasers shall have received the Borrower’s quality of earnings report for the Borrower and its Subsidiaries, the results of which shall be satisfactory to the Purchasers in their sole discretion.

4.21    Pro Forma Coverage Ratio Report. The Purchasers shall have received a report in form and substance satisfactory to the Required Purchasers and certified by the chief financial officer of the Borrower that shows pro forma compliance with a Coverage Ratio of 1.00: 1.00 as of the Closing Date and after giving effect to the Transactions.

Article 5
CONDITIONS TO THE OBLIGATIONS OF THE BORROWER

The obligations of the Borrower to issue, or cause to be issued, the Notes and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waived by, the Borrower of the following conditions on or before the Closing Date:
5.1    Representations and Warranties. The representations and warranties of the Purchasers contained in Article 7 hereof shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

5.2    Compliance with this Agreement. The Purchasers shall have performed and complied in all material respects with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by them on or before the Closing Date.

Article 6
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower hereby represents and warrants to the Purchasers as follows:
6.1    Existence and Power. The Borrower and each of its Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (c) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each Note Document to which it is or will be a party and to borrow hereunder. The jurisdictions in which the Borrower and each of its Subsidiaries are organized and qualified to do business as of the Closing Date are listed on Schedule 6.1.

6.2    Authorization; No Contravention. The execution, delivery and performance by the Borrower and each Subsidiary of each Note Document to which it is or will be a party and the consummation of the Transactions: (a) have been duly authorized by all necessary organizational action; (b) do not and will not contravene or violate the terms of the Charter Documents of the Borrower or any of its Subsidiaries or any amendment thereto or any material Requirement of Law applicable to the Borrower or such Subsidiary or the Borrower’s or such Subsidiary’s assets, business or properties; (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under any material Contractual Obligation of the Borrower or such Subsidiary (with or without the giving of notice or the lapse of time or both) other than any right to consent, which consents have been obtained, (ii) create in any other Person a right or claim of termination or amendment of any material Contractual Obligation of the Borrower or such Subsidiary, or (iii) require modification, acceleration or cancellation of any material Contractual Obligation of the Borrower or such Subsidiary; and (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of the Borrower or such Subsidiary (other than those securing the Notes).

6.3    Governmental Authorization; Third Party Consents. Except as set forth on Schedule 6.3, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or Material Contract, and no lapse of a waiting period under a Requirement of Law or Material Contract, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of the Note Documents to which it is a party or the consummation of the Transactions, other than filings to perfect Liens granted under the Collateral Documents.

6.4    Binding Effect. The Borrower and its Subsidiaries have duly executed and delivered the Note Documents to which it is a party and such Note Documents constitute the legal, valid and binding obligations of the Borrower and such Subsidiary enforceable against the Borrower and such Subsidiary in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

6.5    No Legal Bar. Neither the Borrower nor any Subsidiary has previously entered into any agreement which is currently in effect or to which the Borrower or any of its Subsidiaries is currently bound granting any rights to any Person which conflict with the rights to be granted by the Borrower in the Note Documents, other than the right to consent, which consents have been obtained.

6.6    Litigation. On the Closing Date, except as set forth on Schedule 6.6, (a) there are no legal actions, suits, proceedings, claims or disputes pending or, to the Knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Borrower or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) there is no injunction, writ, temporary restraining order, decree or any order or determination of any nature by any arbitrator, court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Note Documents or which relates to the assets or the business of the Borrower or its Subsidiaries; and (c) there is no litigation, claim, audit, dispute, review, proceeding or investigation currently pending or, to the Knowledge of the Borrower, threatened against the Borrower or its Subsidiaries for any violation or alleged violation of any Requirements of Law, and neither the Borrower nor any Subsidiary has received written notice of any threat of any suit, action, claim, dispute, investigation, review or other proceeding pursuant to or involving any Requirements of Law that could reasonably be expected to result in, individually or in the aggregate, liability to the Borrower or any Guarantor in excess of $250,000.

6.7    Compliance with Laws. The Borrower and its Subsidiaries are in compliance with all Requirements of Law, except for such noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. On the Closing Date, except as set forth on Schedule 6.7, there are no actual or, to the Knowledge of the Borrower, pending appeals, audits, inquiries, investigations, proceedings or notices of intent to audit or investigate by any Governmental Authority against the Borrower or its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, liability to the Borrower in excess of $250,000.

6.8    No Default or Breach. No event has occurred and is continuing or would result from the incurring of Obligations by the Borrower under the Note Documents which constitutes or, with the giving of notice or lapse of time or both would constitute an Event of Default. To the Knowledge of the Borrower, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Borrower nor any Subsidiary is in default with respect to any Contractual Obligation in any Material Contract.

6.9    Title to Properties. Except as set forth on Schedule 6.9, the Borrower and its Subsidiaries has good title to, or a valid leasehold interest in, all Property used by it in its business and none of such Property is subject to any Lien, except for Permitted Liens.

6.10    Real Property. Schedule 6.10 sets forth a correct and complete list of all real property owned or leased by the Borrower or its Subsidiaries. Each lease relating to such leased real property is in full force and effect and the Borrower and its Subsidiaries enjoy peaceful and undisturbed possession thereunder. There is no material default on the part of the Borrower or its Subsidiaries or any event or condition which (with notice or lapse of time, or both) would constitute a default on the part of the Borrower or its Subsidiaries under any such lease. The Borrower and its Subsidiaries have good and marketable title in fee simple to the real property identified on Schedule 6.10 as owned by the Borrower or its Subsidiaries, free and clear of any Liens other than Permitted Liens. There are no actions, suits or proceedings pending or, to the Knowledge of the Borrower, threatened against the owned real property or the leased real property used in connection with the business of the Borrower or its Subsidiaries, at law or in equity, in arbitration or before any Governmental Authority which would in any way affect title to or the right to use such owned real property or leased real property.

6.11    Taxes.

(a) The Borrower and each of its Subsidiaries has timely filed all United States federal and material state income and other material Tax Returns that it was required to file, in each case with due regard for any extension of time within which to file such Tax Return. All material Taxes due and payable by the Borrower or its Subsidiaries have been paid, in each case with due regard for any extension of time within which to file such Tax Return, other than any Taxes the amount or validity of which is being actively contested by the Borrower or its Subsidiaries in good faith and by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. There are no Liens, other than Permitted Liens, on any of the assets of the Borrower or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Except as set forth on Schedule 6.11, there is no action, suit, proceeding, investigation, examination, audit, or claim now pending or threatened in writing by any Governmental Authority regarding any material Taxes payable or alleged to be payable by the Borrower or any of its Subsidiaries.

6.12    Financial Condition; SEC Filings; Contingent Obligations.

(a) The Borrower has furnished the Purchasers with true, correct and complete copies of (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2016, 2015 and 2014, and the related audited consolidated statements of operations and comprehensive (loss) income, shareholders’ equity and cash flows for each of the Fiscal Years in the three-year period ended December 31, 2016, together with the notes thereto and the reports thereon as of December 31, 2016, certified by the Borrower’s independent certified public accountants, and (ii) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the Fiscal Quarters ended as of March 31, 2017 and June 30, 2017 and the related unaudited consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity and cash flows for such period. The Financial Statements fairly present, in all material respects, the financial position of the Borrower, as of the respective dates thereof, and the results of operations and cash flows thereof, as of the respective dates or for the respective periods set forth therein, and are in conformity with the past historical practices of the Borrower, with GAAP consistently applied during the periods involved. Except as set forth on Schedule 6.12, as of the dates of the Financial Statements, neither the Borrower nor any Subsidiary had any known material obligation, Indebtedness or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which was not reflected or reserved against in the balance sheets which are part of the Financial Statements as required by GAAP, except for those incurred in the ordinary course of business and which are fully reflected on the books of account of the Borrower or its Subsidiaries, as applicable.

(b) Except as set forth on Schedule 6.12, all statements, reports, schedules, forms and other documents (the “SEC Documents”) required to have been filed or furnished by any Loan Party with or to the SEC since January

1, 2016 have been so filed or furnished on a timely basis. No Subsidiary of any Loan Party is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC as of the date of filing: (i) each of the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding SEC Document. Each of the certifications and statements relating to SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Certifications”) is accurate and complete, and complied as to form and content with all Applicable Laws in effect at the time such Certification was filed with or furnished to the SEC.

(c) As of the Closing Date, there are no Contingent Obligations (other than indemnities to officers and directors to the extent permitted by applicable law) or any other contingent obligations that would be required to be disclosed on the financial statements of any Loan Parties in accordance with GAAP, except for Contingent Obligations (i) arising from the Collateral Documents, (ii) existing on the Closing Date as permitted Indebtedness pursuant to Section 9.2 or (iii) non-cancelable purchase orders for inventory purchases in an amount not to exceed $2,000,000 at any time solely to the extent such purchase orders are unsecured.

6.13    Absence of Certain Changes or Events. Since December 31, 2016, there has been no development, event, circumstance, or change which could be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.14    Environmental Matters.
(a) The Borrower and its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws relating to their Property, assets and operations; to the Knowledge of the Borrower, there are no Hazardous Materials stored or otherwise located in, on or under any of the Property or assets of the Borrower or its Subsidiaries, including, without limitation, the groundwater, except in material compliance with applicable Environmental Laws; and, to the Knowledge of the Borrower, there have been no releases or, threatened releases of Hazardous Materials in, on or under any property adjoining any of the Property or assets of (or used by) the Borrower or its Subsidiaries which have not been remediated to the satisfaction of the appropriate Governmental Authorities and in material compliance with Environmental Laws.

(b) To the Knowledge of the Borrower, none of the Property, assets or operations of (or used by) the Borrower and its Subsidiaries is the subject of any federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment or (ii) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental Law, in ease case, that could reasonably expected to result in a material liability to the Borrower or its Subsidiaries.

        (c) Neither the Borrower nor any Subsidiary has received any written notice or claim, nor, to the Knowledge of the Borrower, are there any pending, threatened, or anticipated lawsuits or proceedings against them, with respect to violations of an Environmental Law or in connection with the presence of or exposure to any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment that, in each case, could reasonably expected to result in a material liability to the Borrower or its Subsidiaries, and, to the Knowledge of the Borrower, neither the Borrower nor any Subsidiary is or has been the owner or operator of any property which (i) pursuant to any Environmental Law has been placed on any list of Hazardous Materials disposal sites, including, without limitation, the “National Priorities List” or “CERCLIS List,” (ii) has, or had, any subsurface storage tanks located thereon, or (iii) has ever been used as or for a waste disposal facility, a mine, a gasoline service station or a petroleum products storage facility, that, in ease case, could reasonably expected to result in a material liability to the Borrower or its Subsidiaries.

(d) To the Knowledge of the Borrower, neither the Borrower nor any Subsidiary has present or contingent liability in connection with the presence either on or off the Property or assets of, or used by, the Borrower or any Subsidiary of any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment that could reasonably expected to result in a material liability to the Borrower or its Subsidiaries.

6.15    Investment Company/Government Regulations. Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur Indebtedness.

6.16    Subsidiaries. Except as set forth in Schedule 6.16, the Borrower does not (a) have any Subsidiaries or (b) own of record or beneficially, directly or indirectly, any (i) Capital Stock issued by any other Person or (ii) equity, voting or participating interest in any joint venture or other enterprise.

6.17    Capitalization. As of the Closing Date, after giving effect to the transactions contemplated hereby and in the other Note Documents, the capitalization of the Borrower and its Subsidiaries (including the maximum amount of diluted shares) is as set forth on Schedule 6.17. All of the issued and outstanding Capital Stock of the Borrower has been, and Capital Stock of the Borrower issuable upon the exercise of outstanding securities when issued will be, duly authorized and validly issued and are fully paid and nonassessable. All outstanding Capital Stock of the Borrower’s Subsidiaries are 100% owned by the Borrower or one of its Subsidiaries free and clear of all Liens other than Permitted Liens. Except as set forth in the Charter Documents (as in effect on the Closing Date), the issuance of the foregoing Capital Stock is not and has not been subject to preemptive rights in favor of any Person other than such rights that have been waived and will not result in the issuance of any additional Capital Stock of the Borrower or the triggering of any anti-dilution or similar rights contained in any options warrants, debentures or other securities or agreements of the Borrower or any of its Subsidiaries. On the Closing Date, except as set forth on Schedule 6.17, there are no outstanding securities convertible into or exchangeable for Capital Stock of the Borrower or any of its Subsidiaries or options, warrants or other rights to purchase or subscribe for Capital Stock of the Borrower or any of its Subsidiaries, or contracts, commitments, agreements, understandings or arrangements of any kind to which the Borrower or any of its Subsidiaries is a party relating to the issuance of any Capital Stock of the Borrower or any of its Subsidiaries, or any such convertible or exchangeable securities or any such options, warrants or rights. On the Closing Date, except as set forth on Schedule 6.17, neither the Borrower nor any of its Subsidiaries has any obligation, whether mandatory or at the option of any other Person, at any time to redeem or repurchase any Capital Stock of the Borrower or any of its Subsidiaries, pursuant to the terms of their respective Charter Documents or otherwise. On the Closing Date, except as set forth on Schedule 6.20 and Schedule 6.21, neither the Borrower nor any of its Subsidiaries maintains nor has any obligations under any stock option plan or other equity compensation related plans or agreements. No issued and outstanding shares of the Borrower’s Capital Stock are subject to a right of first refusal or condition of forfeiture in favor of the Borrower, and no shares of the Capital Stock of the Borrower are subject to vesting restrictions. Since January 1, 2017, the Borrower has not declared or paid, or become responsible to declare or pay, and the Borrower is not responsible for or have any obligation to declare or pay, a dividend or other distribution on its securities or otherwise combined, split, recapitalized or taken similar actions with respect to its outstanding Capital Stock. There are no voting trusts, proxies (other than proxies granted in the ordinary course in connection with meetings of shareholders) or other contracts or understandings to which the Borrower is a party or is bound with respect to the voting of any shares of the Borrower’s Capital Stock, the acquisition (including rights of co-sale, first refusal, antidilution or pre-emptive rights), disposition, registration of securities of the Borrower, or other rights of securityholders, or obligations of the Borrower, with respect to the securities of the Borrower, other than registration rights under warrants set forth on Schedule 6.17. All securities of the Borrower and its Subsidiaries (including all shares of the Borrower’s common stock, securities, options and warrants to purchase shares of the Borrower’s common stock (both outstanding as well as those that are no longer outstanding)), have been and were issued and granted pursuant to an exception from the Securities Act and otherwise in compliance, in all material respects, with all securities and other Applicable Laws, in compliance with the fiduciary obligations of the board of directors of the Borrower, and in compliance with all requirements of applicable contracts affecting, applicable to or relating to, such issuances.

6.18    Private Offering. No form of general solicitation or general advertising was used by the Borrower or its Subsidiaries or their respective representatives in connection with the offer or sale of the Notes to the Purchasers pursuant to this Agreement.

6.19    Broker’s, Finder’s or Similar Fees. On the Closing Date, except as set forth on Schedule 6.19, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Borrower or its Subsidiaries in connection with the Transactions based on any agreement, arrangement or understanding with the Borrower or its Subsidiaries or any action taken by the Borrower or its Subsidiaries. Notwithstanding the foregoing or any other provision herein, no Purchaser shall be liable for any brokerage commission, finder’s fees or similar fees or commissions.

6.20    Labor Relations. Neither the Borrower nor any Subsidiary has committed or is engaged in any unfair labor practice (as defined in the National Labor Relations Act of 1947 and the regulations thereunder, in each case, as amended). There is (a) no unfair labor practice complaint pending or, to the Knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or, to the Knowledge of the Borrower, threatened, (b) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Borrower, threatened against the Borrower or any Subsidiary, (c) no union representation question existing with respect to the employees of the Borrower or any Subsidiary, and to the Knowledge of the Borrower, no union organizing activities are taking place, and (d) no employment contract with any executive officer of the Borrower or any of its Subsidiaries except as set forth on Schedule 6.20 and the employment of all employees of the Borrower and its Subsidiaries are terminable at will without penalty or severance of any kind, except as set forth on Schedule 6.20. Set forth on Schedule 6.20 is a list of all sales, personnel, executives and any employee responsible for the creation and/or development of Intellectual Property of the Borrowers and its Subsidiaries that have executed non-compete agreements and/or assignment of inventions agreements, as applicable, in a form similar to that previously provided to the Collateral Agent as of the Closing Date (subject to applicable terms conforming non-compete agreements and/or assignment of inventions agreements that are governed by or subject to laws other than the U.S. or a State or territory thereof). Except as set forth on Schedule 6.20, the Borrower and each Subsidiary is in compliance in all material respects with all federal, state or other Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Neither the Borrower nor any Subsidiary is a party to any collective bargaining agreement.

6.21    Employee Benefit Plans.

(a) Employee Benefit Plans and Liabilities. Schedule 6.21 sets forth a list of all material Plans. “Plans” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) or other material employee benefit arrangement maintained or contributed to by the Borrower for the benefit of any current or former director, officer, employee or consultant of the Borrower. At no time during the six-consecutive-year period immediately preceding the first day of the year in which the Closing Date has the Borrower or any ERISA Affiliate thereof participated in or contributed to any Multiemployer Plan, nor during such period has the Borrower or any ERISA Affiliate thereof had an obligation to participate in or contribute to any such Multiemployer Plan. No agreement subject to Section 4204 of ERISA has been entered into in connection with Transactions. There are no material outstanding liabilities of the Borrower or any ERISA Affiliate thereof to any employee benefit plans previously maintained by the Borrower or any ERISA Affiliate thereof, and, the Borrower has no Knowledge of any potential material liabilities in connection therewith. There are no actions, suits or claims, other than for benefits in the ordinary course, pending or, to the Knowledge of the Borrower, threatened against the Borrower, or any of its Subsidiaries or the Plans which might subject the Borrower or any of its Subsidiaries to any material liability.

(b) Plan Compliance. The Borrower and its Subsidiaries, individually and collectively, are in compliance in all material respects with all reporting, disclosure and registration requirements applicable to it under the Code, ERISA and all federal and state securities laws, and Department of Labor, IRS and SEC rules and regulations promulgated thereunder, with respect to all of the Plans, and are not subject to any material liability, whether asserted or not, for any penalties to any Governmental Authority for late filing of any return, report or other governmental filing. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or, to the Knowledge of the Borrower, threatened against any fiduciary of the Plans with respect to the Plans. Except as set forth on Schedule 6.7, no Plan, or, to the Knowledge of the Borrower, any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation, or examination by any Governmental Authority with respect to the Plans. All of the Plans comply currently, and have complied at all times, both as to form and operation, in all material respects, with its terms and with all Requirements of Law applicable thereto. Each of the Plans maintained by the Borrower that is an “employee benefit pension plan” (within the meaning of Section 3(2)(a) of ERISA) (each a “Pension Plan”) either (i) has obtained a favorable determination (covering all changes or amendments applicable under Requirements of Law) from the IRS as to its qualification under Sections 401(a) and 501(a) of the Code or, if the Pension Plan is maintained pursuant to a prototype or standardized plan, is entitled to rely on an opinion letter from the IRS, or (ii) is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and, to the knowledge of the Borrower, nothing has occurred before or after the date of each such determination letter as would reasonably be expected to adversely affect such qualification. All material amounts that are currently owing to Plan participants (including, without limitation, former Plan participants), or contributions required to be made to the Plans have been timely paid in all material respects, contributed or accrued in accordance with past historical practices with respect to all periods prior to the Closing Date.

(c) Prohibited Transactions and Excise Taxes. No Plan, nor any related trust, nor the Borrower or Subsidiary, nor any trustee, administrator or other “party in interest” or “disqualified person” (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the Plans, has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, respectively) with respect to the participation of the Borrower or any Subsidiary therein, which could subject any of the Plans or related trusts, or any trustee, administrator or other fiduciary of any such Plan, or the Borrower or Subsidiary or any Purchaser, or any other party dealing with the Plans, to any material penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Sections 4971, 4975 or 4980B of the Code.

(d) Miscellaneous. Neither the Borrower nor any Subsidiary nor any Plan provides for or promises retiree, medical, disability, or life insurance benefits to any current or former employee, officer, or director of the Borrower or any Subsidiary other than continuation coverage required by Section 4980B of the Code. Neither the Borrower nor any Subsidiary is a party to, or obligated, under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code as a result of the consummation of the Transactions.

6.22    Patents, Trademarks, Etc.

(a) The Borrower and each Subsidiary owns and/or has the right to use all Intellectual Property material to the conduct of its business (collectively, “IP Rights”) without any conflict with or infringement of the IP Rights of others. Schedule 6.22 sets forth a complete list of Licenses or other Contractual Obligations relating to the Borrower’s and its Subsidiaries’ IP Rights (other than off the shelf computer software and programs and Licenses and Contractual Obligations entered in the ordinary course of business) and of registrations of patents, trademarks, service marks and copyrights including any applications therefor constituting such IP Rights. Except as set forth in Schedule 6.22, neither the Borrower nor any Subsidiary has any obligation to pay any royalty with respect to the IP Rights.

(b) Except as set forth in Schedule 6.22, no claims have been asserted by any Person with respect to the use by the Borrower or any Subsidiary of any such IP Rights or challenging or questioning the validity or effectiveness of any License or agreement held by the Borrower or its Subsidiaries or to which it is a party relating to any such IP Rights which claims could reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Borrower, the conduct of the business of the Borrower and its Subsidiaries as conducted and as proposed to be conducted does not and will not, in any material respect, conflict with or infringe upon the IP Rights of others, and neither the Borrower nor any Subsidiary has received any communication alleging any such violation. To the Knowledge of the Borrower, no third party is infringing or violating any of the IP Rights of the Borrower or its Subsidiaries. To the Knowledge of the Borrower, no person employed by or affiliated with the Borrower or its Subsidiaries has violated any confidential relationship that such person may have had with any third party, in connection with the development or sale of any product or service or proposed product or service of the Borrower or its Subsidiaries.

6.23    Potential Conflicts of Interest. Except as set forth on Schedule 6.23, no executive officer, director or manager (or equivalent Person) or member of the Borrower or any Subsidiary: (a) is an officer, director, manager, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Borrower or its Subsidiaries; (b) has been a party to any material transaction with the Borrower or any Subsidiary; (c) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that the Borrower or its Subsidiaries use or contemplate using in the conduct of business; or (d) has any material cause of action or other material claim whatsoever against, or owes or has advanced any amount to the Borrower or any Subsidiary, except for advances in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, customary expense reimbursements existing on the date hereof, and similar matters and agreements.

6.24    Trade Relations. To the Knowledge of the Borrower, there exists no present condition or state of facts or circumstances that could reasonably be expected to have a Material Adverse Effect or prevent the Borrower or any of its Subsidiaries from conducting its business after the consummation of the Transactions, in substantially the same manner in which such business has heretofore been conducted.

6.25    Indebtedness. Schedule 6.25 lists (a) the amount of all Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness under this Agreement and the ABL Debt) that is in existence immediately before the Closing Date and will remain outstanding after the Closing Date, (b) the Liens that relate to such Indebtedness and that encumber the assets of the Borrower and its Subsidiaries, (c) the name of each lender thereof, and (d) the amount of any unfunded commitments, if any, available to the Borrower and its Subsidiaries in connection with any such Indebtedness facilities.

6.26    Material Contracts. Schedule 6.26 lists all Material Contracts. Except as set forth on Schedule 6.26, each of the Material Contracts is in full force and effect. Except as set forth on Schedule 6.26, the Borrower and its Subsidiaries has satisfied in full or provided for all of its liabilities and obligations under each Material Contract requiring performance prior to the date hereof in all material respects, and is not in default under any of such Material Contracts, nor does, to the Knowledge of the Borrower, any condition exist that with notice or lapse of time or both would constitute such a default. To the Knowledge of the Borrower, no other party to any Material Contract is in default thereunder, nor, to the Knowledge of the Borrower, does any condition exist that with notice or lapse of time or both would constitute such a default. No approval or consent of any Person is needed for the Material Contracts to continue to be in full force and effect after giving effect to the Transactions.

6.27    Insurance. Schedule 6.27 accurately summarizes all of the insurance policies or programs of the Borrower and its Subsidiaries as of the Closing Date. As of the Closing Date, all such policies are in full force and effect, are underwritten by reputable insurers, are sufficient for all applicable Requirements of Law and otherwise are in compliance with the criteria set forth in Section 8.6 hereof. All such policies will remain in full force and effect and will not terminate or lapse by reason of any of the Transactions.

6.28    Solvency. Borrower and its Subsidiaries, on a consolidated basis, are Solvent, both before and after taking into account the Transactions.

6.29    Licenses and Approvals. The Borrower and each of its Subsidiaries holds all material Licenses that are required by any Governmental Authority to permit it to conduct and operate the Borrower’s or its Subsidiaries’ business as now conducted, and all such Licenses are valid and in full force and effect and will remain in full force and effect upon consummation of the transactions contemplated by this Agreement and the other Note Documents. The Borrower and its Subsidiaries are in compliance in all material respects with all Licenses. Neither the Borrower nor any Subsidiary is a party to and, to the Knowledge of the Borrower, there is not, any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any Governmental Authority or any other proceedings which could in any manner threaten or adversely affect the validity or continued effectiveness of such material Licenses of the Borrower or its Subsidiaries, or give rise to any order of forfeiture. There is no pending threat of cancellation, loss, termination, modification, or nonrenewal of any such Licenses of the Borrower or its Subsidiaries, nor any basis for such cancellation, loss, termination, modification, or nonrenewal. The Borrower has no reason to believe that such Licenses will not be renewed in the ordinary course. The Borrower and its Subsidiaries have filed in a timely manner all material reports, applications, documents, instruments, and information required to be filed pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its Licenses.

6.30    Change of Control and Similar Payments. Neither the execution, delivery and performance by the Borrower and the Guarantors of this Agreement, nor the execution, delivery and performance by the Borrower and the Guarantors of any of the other Note Documents, nor the consummation of the transactions contemplated hereby shall require any payment by the Borrower or any Subsidiary, in cash or kind, under any other agreement, plan, policy, commitment or other arrangement, other than as pursuant to the terms of the Indebtedness that is being repaid on the Closing Date in accordance with Section 8.2(a). There are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration which will be materially increased, or the vesting of benefits of which will be materially accelerated, as a result of this Agreement or the other Note Documents or the occurrence of any of the transactions contemplated hereby or thereby. There are no payments or other benefits payable by the Borrower or its Subsidiaries, the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the other Note Documents.

6.31    OFAC; Anti-Terrorism; Patriot Act.

(a) Neither the Borrower nor any Subsidiary or any Affiliate of the foregoing: (a) is a Sanctioned Person, (b) has any assets in Sanctioned Entities, or (c) derives any operating income from Investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of the Notes will not be used and have not been used to fund any operations in, finance any Investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(b) The Borrower and its Subsidiaries are in compliance, in all material respects, with any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act. No part of the proceeds of any Note will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or any other Anti-Terrorism Law.

(c) No Loan Party and no Subsidiary of any Loan Party (and, to the knowledge of each Loan Party, no joint venture or Affiliate thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order or (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order.

6.32    Disclosure.

(a) Agreement and Other Documents. This Agreement, together with all exhibits and schedules hereto, the Note Documents, and the agreements, certificates and other documents furnished to the Purchasers by the Borrower at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading provided that to the extent any such exhibit, schedule, agreement, certificate or other document was based solely upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions in the preparation of such exhibit, schedule, agreement, certificate or other document, it being understood that actual results may vary from such forecasts and that such variations may be material.

(b) Material Adverse Effect. To the Knowledge of the Borrower, there is no fact which the Borrower has not disclosed to the Purchasers in writing which could reasonably be expected to have a Material Adverse Effect.

6.33    Customers and Suppliers. Schedule 6.33 sets forth the complete and accurate list of (a) the 10 largest customers of the Loan Parties (measured by aggregate billing) during the (i) Fiscal Year most recently ended and (ii) the most recently closed Fiscal Quarter, indicating the amount of the existing contractual obligations for each such customer (and noting the relevant Loan Party), and (b) the 10 largest suppliers of materials, products or services to the Loan Parties (measured by the aggregate amount purchased by the Loan Parties during the (i) Fiscal Year most recently ended and (ii) the most recently closed Fiscal Quarter, indicating the amount of the existing contractual obligations for each such supplier (and noting the relevant Loan Party).

6.34    Passive Foreign Investment Company. To the Knowledge of the Borrower or any Loan Party, no Loan Party has had, for any tax year beginning after May 31, 2012, (i) 75% or more of its gross income from passive sources, as that term is defined in Section 1297 of the Code, or (ii) 50% or more of its average assets which either produce passive income or are held for the production of passive income, as determined in accordance with Section 1297 of the Code.

6.35    Absence of Certain Practices. On the Closing Date, except as set forth on Schedule 6.35, no Loan Party or any of its Subsidiaries, or, to the Knowledge of the Borrower or any Loan Party, any director, officer, agent, employee or other Person acting on their behalf, has given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official or any other Person who is or may be in a position to help or hinder any Loan Party or its Subsidiaries or assist any Loan Party or its Subsidiaries in connection with any proposed transaction involving such Loan Party or its Subsidiaries, which gift or similar benefit, induced any party to do business with such Loan Party. No Loan Party or any of its Subsidiaries, or, to the Knowledge of the Borrower or any Loan Party, any director, officer, agent, Employee or other Person acting on their behalf has (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, government officials or others; or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

6.36    Internal Controls. Each Loan Party and its Subsidiaries maintain a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act). Such internal controls over financial reporting (a) provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (b) as to Borrower are designed to ensure that all material information concerning Borrower and its Subsidiaries required to be disclosed by Borrower in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. As of the Fiscal Quarter ended September 30, 2017 and, to the Borrower’s knowledge, as of any date after September 30, 2017, there are no significant deficiencies or material weaknesses in the design or operation of any Loan Party’s or its Subsidiaries’ ability to record, process, summarize and report financial data. There is and has been no fraud, whether or not material, that involves management or other employees who have a significant role in any Loan Party’s and/or its Subsidiaries’ internal controls.

6.37    Accounts and Notes Receivable; Accounts and Notes Payable.

(a) Except as set forth in Schedule 6.37(a), all the accounts receivable and notes receivable owing to any Loan Party or any of its Subsidiaries as of the date hereof constitute valid and enforceable claims (without any previously exercised rights of set off or compromise) arising from bona fide transactions in the ordinary course of business, consistent with past practice, and, to the Knowledge of the Borrower or any Loan Party, there are no known or, to the Knowledge of the Borrower or any Loan Party, asserted claims, refusals to pay or other rights of set-off against any thereof. Except as provided on Schedule 6.37(a), there is (i) no account debtor or note debtor delinquent in its payment by more than thirty (30) days; (ii) no account debtor or note debtor that has refused (or, to the Knowledge of the Borrower or any Loan Party, threatened to refuse) to pay its obligations for any reasons; (iii) to the Knowledge of the Borrower or any Loan Party, no account debtor or note debtor that is insolvent or bankrupt other than as set forth on Schedule 6.37(a) and (iv) no account receivable or note receivable which is hypothecated or pledged to any person (except in connection with the Notes and the ABL Credit Agreement) by any Loan Party or any of its Subsidiaries.
(b) All accounts payable and notes payable by any Loan Party or any of its Subsidiaries to third parties as of the date hereof arise from bona fide transactions in the ordinary course of business, consistent with past practice and, except as set forth on Schedule 6.37(b), there is no such account payable or note payable more than thirty (30) days delinquent in its payment, except those contested in good faith.

Article 7
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby severally and not jointly represents and warrants as follows:
7.1    Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its Charter Documents or any amendment thereof, and (c) will not, in any material respect, violate, conflict with or result in any breach or contravention of any of its Contractual Obligations, or any order or decree directly relating to it.

7.2    Binding Effect. This Agreement has been duly executed and delivered by such Purchaser and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

7.3    No Legal Bar. The execution, delivery, and performance of this Agreement by such Purchaser will not violate in any material respect any Requirement of Law applicable to it in any material respect, assuming the accuracy and correctness of the representations and warranties made by the Borrower to the Purchasers in the Note Documents.

7.4    Securities Laws.

(a) The Notes are being or will be acquired by such Purchaser hereunder for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in any transaction which would be in violation of state or federal securities laws.

(b) Such Purchaser is a sophisticated purchaser with respect to the purchase of the Notes and is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c) Such Purchaser understands that (i) the Notes constitute “restricted securities” under the Securities Act, (ii) the offer and sale of the Notes hereunder is not registered under the Securities Act or under any “blue sky” laws in reliance upon certain exemptions from such registration and that the Borrower is relying on the representations made herein by such Purchaser in its determination of whether such specific exemptions are available, and (iii) the Notes may not be transferred except pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act and under applicable “blue sky” laws or in a transaction exempt from such registration. Such Purchaser acknowledges that: (1) it has no right to require registration thereof under the Securities Act or any “blue sky” laws, and (2) there is not now and is not contemplated to be any public market therefor. As a result, such Purchaser is prepared and is able to bear the economic risk of an investment in the Notes for an indefinite period of time. Such Purchaser understands that any certificate representing the Notes that are issued to the Purchaser may bear, in the Borrower’s discretion, the following restrictive legend and will be restricted from transfer in accordance with such legend:

“This Note has not been and will not be registered under the United States Securities Act 1933 (the “Securities Act”) or with any securities regulatory authority of any state or other jurisdiction of the United States. The holder hereof, by purchasing or otherwise acquiring this security, acknowledges that this security has not been registered under the Securities Act. The holder agrees that this security may be offered, resold, pledged or otherwise transferred only in compliance with the Securities Act and any applicable state securities laws and only (1) pursuant to Rule 144 under the Securities Act or (2) pursuant to an exemption from registration under the Securities Act, and in each case in accordance with any applicable securities laws of the states of the United States and other jurisdictions. The holder acknowledges that the purpose of the foregoing limitation is, in part, to ensure that Company is not required to register under the Securities Act.”

(d) Such Purchaser (i) has been furnished with or has had access to all material books and records of the Borrower and each Subsidiary and all of their respective material contracts, agreements and documents and (ii) has had an opportunity to ask questions of, and receive answers from, management and representatives of the Borrower and its Subsidiaries and which representatives have made available to them such information regarding the Borrower and its Subsidiaries and their current respective businesses, operations, assets, finances, financial results, financial condition and prospects in order to make a fully informed decision to purchase and acquire the Notes. Such Purchaser has generally such knowledge and experience in business and financial matters, and with respect to investments in securities of privately held companies, as to enable it to understand and evaluate the risks of an investment in the Notes and form an investment decision with respect thereto. Such Purchaser acknowledges that none of the Borrower or its Subsidiaries has given such Purchaser any investment advice, credit information or opinion as to whether the purchase of the Notes is prudent.

(e) The foregoing, however, does not limit or modify the representations and warranties set forth in Article 6 of this Agreement or in any other Note Document or the right of such Purchaser to rely thereon.

7.5    Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption or authorization of any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against such Purchaser of this Agreement or the transactions contemplated hereby.

7.6    Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated by the Note Documents based on any agreement, arrangement or understanding with such Purchaser or any action taken by it.

Article 8
AFFIRMATIVE COVENANTS

Until the indefeasible payment in full in cash of all Obligations under the Notes (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) or such later date as set forth below, the Borrower hereby covenants and agrees with the Purchasers as follows:
8.1    Delivery of Financial and Other Information. The Borrower will, and will cause each other Loan Party to, maintain a system of accounting established and administered in accordance with GAAP (including reflecting in its financial statements adequate accruals and appropriations to reserves). In addition, the Borrower shall deliver or cause to be delivered to the Purchasers the following:

(a) Within ninety (90) days after the close of each Fiscal Year, an unqualified audit report certified by KPMG LLP or any other “Big 4” accounting firm or such other independent certified public accountants selected by the Borrower and reasonably acceptable to Collateral Agent, prepared in accordance with GAAP, without qualifications (including any (x) “going concern" or like qualification or exception, (y) qualification or exception as to the scope of such audit, or (z) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require a material adjustment to such item) including consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of operations, changes in shareholders’ equity and cash flows for such Fiscal Year, all such financial statements to be prepared in accordance with GAAP and accompanied by (i) any management letter prepared by said accountants, and (ii) a management summary, discussion, and analysis prepared by an authorized officer of the Borrower setting forth in narrative form all significant operational and financial events and activities affecting the Borrower and its Subsidiaries during such Fiscal Year; provided that if a management summary, discussion and analysis is included in any Annual Report on Form 10-K, such management summary, discussion and analysis included therein shall suffice for purposes of this Section 8.1(a).

(b) Within forty-five (45) days after the close of each Fiscal Quarter beginning with September 30, 2017, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries and as of the end of such Fiscal Quarter and the related consolidated and consolidating statements of operations, changes in shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, prepared in accordance with GAAP and setting forth in each case in comparative form, the figures for (i) the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year (as applicable), (ii) the immediately preceding Fiscal Quarter and (iii) the annual budget described in Section 8.1(h) for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all of which shall be prepared in an actual-to-budget comparative format in relation to the applicable annual budget described in Section 8.1(h) hereof and shall be certified by an authorized officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries, as of the respective dates thereof, and the results of operations and cash flows thereof, as of the respective dates or for the respective periods set forth therein and accompanied by a management summary, discussion, and analysis prepared by an authorized officer of the Borrower setting forth in narrative form all significant operational and financial events and activities affecting the Borrower and its Subsidiaries during such Fiscal Quarter; provided that if a management summary, discussion and analysis is included in any Quarterly Report on Form 10-Q, such management summary, discussion and analysis included therein shall suffice for purposes of this Section 8.1(a).

(c) Within fifteen (15) days after the close of each calendar month beginning with December 31, 2017, (i) an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries and the related consolidated and consolidating statements of operations, changes in shareholders’ equity and cash flows for such month and for the portion of the Fiscal Year ended at the end of such month, prepared in accordance with GAAP and setting forth in each case in comparative form, the figures for (A) the corresponding month and the corresponding portion of the previous Fiscal Year (as applicable), (B) the immediately preceding month, and (C) the annual budget described in Section 8.1(g) for the corresponding month and the corresponding portion of the previous fiscal year, all of which shall be prepared in an actual-to-budget comparative format in relation to the applicable annual budget described in Section 8.1(g) hereof and shall be certified by an authorized officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries, as of the respective dates thereof, and the results of operations and cash flows thereof, as of the respective dates or for the respective periods set forth therein, (ii) an accounts payable aging report and an accounts receivable aging report, each in form and substance reasonably satisfactory to the Required Purchasers, (iii) a revenue report in form and substance reasonably satisfactory to the Required Purchasers and with no less detail than such report contained in the Borrower’s financial model delivered to the Purchasers prior to the Closing Date, which report shall include, (w) revenue, (x) deferred revenue, (y) bookings and (z) backlog and (iv) a report in form and substance reasonably satisfactory to the Required Purchasers detailing the transactions permitted by Section 9.9 between any Loan Party and Radisys India Private Limited under the transfer pricing policies.

(d) Together with the financial statements required under Sections 8.1(a), Section 8.1(b), and Section 8.1(c), a Compliance Certificate signed by an authorized officer of the Borrower (i) evidencing the Loan Parties’ compliance with the financial covenants contained in Section 9.20 hereof, (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (iii) solely with respect to the financial statements required under Sections 8.1(a) and 8.1(b), certifying that all material Taxes required to be paid in India and any locality therein have been paid on a timely basis for the preceding Fiscal Quarter or Fiscal Year, as applicable, in accordance with, and subject to the terms of, Section 8.5(a).
(e) By 3:00 p.m. (New York City time) on each Monday following the Closing Date, a Compliance Certificate signed by an authorized officer of the Borrower evidencing the Loan Parties’ compliance with the financial covenant contained in Section 9.20(a) hereof.

(f) Promptly upon receipt thereof, any reports (including, without limitation, any management letters and/or reports) submitted to the Borrower or any Subsidiary (other than reports previously delivered pursuant to Sections 8.1(a), 8.1(b) and 8.1(c) above) by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Subsidiary.

(g) Promptly upon receipt or transmission thereof, and in any event no later than three (3) Business Days after the date of such receipt or transmission, provided that the delivery thereof is not prohibited by any Requirement of Law, copies of all communications to and from Governmental Authorities regarding notice of material enforcement proceedings, complaints, inspections, and related matters addressed to the Borrower or any Subsidiary.

(h) As soon as available, but in any event no later than (i) January 31st of each Fiscal Year, (x) consolidated capital and operating expense budgets, projections of sources and applications of funds, balance sheets and profit and loss projections, all for each month of the applicable Fiscal Year, all itemized in detail (including itemization of provisions for officers’ compensation), together with any material revisions thereto, which such budgets and projections shall be certified by the chief financial officer of the Borrower and (y) a certificate, signed by the chief financial officer of the Borrower, certifying that the Borrower and its Subsidiaries, on a consolidated basis, are Solvent as of such date, which such certificate shall include supporting information and calculations acceptable to the Purchasers and (ii) July 31st of each Fiscal Year, consolidated capital and operating expense budgets, projections of sources and applications of funds, balance sheets and profit and loss projections, all for each month of each Fiscal Year for the forthcoming three (3) Fiscal Years, all itemized in detail (including itemization of provisions for officers’ compensation), together with any material revisions thereto, which such budgets and projections shall be certified by the chief financial officer of the Borrower.

(i) Promptly after filing, copies of the annual federal and state income Tax Returns of the Borrower and each Subsidiary for the immediately preceding year, any filings with the SEC and, if requested by any Purchaser, copies of all reports filed with any federal, state or local Governmental Authority in the United States.

(j) Promptly upon receipt by the Borrower or any Subsidiary, written notice of any material default which has not been waived or cured, given to any such Loan Party by any creditor or lessor to whom the Borrower or any Subsidiary has material debt or other obligations.

(k) Promptly upon obtaining knowledge thereof, written notice of any litigation claiming in excess of $250,000 from the Borrower or any Subsidiary, or which could be expected to otherwise have a Material Adverse Effect and copies of any pleadings associated therewith.

(l) As soon as available, copies of all statements, reports, press releases, and other documents relating to the financial condition of the Borrower, each Subsidiary and their respective business operations as required to be furnished to any lender of the Borrower or any Subsidiary.

(m) Promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary, provided that the delivery thereof is not prohibited by any Requirement of Law, copies of each notice or other correspondence (other than correspondence that is solely administrative or procedural rather than substantive) received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of the Borrower or any Subsidiary (other than routine comment letters from the staff of the SEC relating to the Borrower’s filings with the SEC).

(n) Together with the financial statements required under Section 8.1(c), copies of any (i) board materials provided to the Board of the Borrower or any Subsidiary and (ii) monthly materials prepared for use by management of the Borrower or any Subsidiary, in each case, not yet delivered to the Purchasers; provided that the Purchasers may be denied access to any such materials, if and to the extent the Borrower reasonably and in good faith determines (x) such denial is reasonably necessary based on the reasonable advice of counsel to preserve attorney-client privilege, (y) there exists an actual or potential conflict of interest between the Purchasers, and the Borrower or its Subsidiaries, as applicable, or (z) based on the reasonable advice of counsel, such denial is required by Applicable Laws;

(o) Promptly upon the filing or sending thereof, and in any event within three (3) Business Days after filing thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally;

(p) Promptly, and in any event within three (3) Business Days after receipt thereof by the Borrower or any Subsidiary notice of any “default” or “event of default” (and copies of any written notices thereof) pursuant to the terms of the ABL Credit Agreement, or other notices, amendments, waivers, consents or modifications (including borrowing notices, conversion notices, compliance certificates, borrowing base certificates and any other material notices in the ordinary course of business) required to be given under the ABL Credit Agreement, whether or not such notice or notification requirement has been waived by any party to such agreement;

(q) Promptly, and in any event within three (3) Business Days after the Borrower or any other Loan Party becomes aware of or has knowledge of any event or condition that constitutes a Default or Event of Default, provide written notice of such event or condition and a statement of the curative action that the Borrower proposes to take with respect thereto;

(r) Promptly, and in any event within one (1) Business Day after the Borrower or any other Loan Party delivers to the ABL Lender any documents, certificates, or other materials with respect to the Borrowing Base (as defined in the ABL Credit Agreement) and as set forth in Sections 8.2 and 8.3 of the ABL Credit Agreement;

(s) To the extent not delivered to the ABL Lender (and delivered as required to the Purchasers in accordance with Section 8.1(r)), the items set forth on Schedule 8.1(r) within the timeframe specified therein. In addition, each Loan Party agrees to use commercially reasonable efforts in cooperation with the Purchasers to facility and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth Schedule 8.1(r);

(t) Promptly, and any in any event within five (5) Business Days after its completion, disclose the terms and conditions of any transaction contemplated by Section 9.9(b) (provided that no separate disclosure pursuant to this clause (t) shall be required to the extent such transaction and the terms thereof are already disclosed, or will be disclosed, in any filing (including in any Form 8-K, proxy statement or other report) by any Loan Party with the SEC); or

(u) Such other information (including non-financial information) as any Purchaser may from time to time reasonably request.

Documents required to be delivered pursuant to Section 8.1(a), (b), (i), (j), (k), (m) or (o) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Purchaser has access; provided that: (i) the Borrower shall deliver paper copies of such documents to any Purchaser upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by such Purchaser and (ii) other than with respect to reports and other documents filed or furnished with the SEC via the EDGAR system, the Borrower shall notify each Purchaser (by telecopier or electronic mail) of the posting of any such documents and provide electronic mail electronic versions (i.e., soft copies) of such documents.
The Borrower hereby acknowledges that certain of the Purchasers (each, a “Public Purchaser”) may have personnel who do not wish to receive material non-public information (“MNPI”) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will clearly and conspicuously mark the materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) that may be distributed to the Public Purchasers as either (x) “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof or (y) “PRIVATE”. By marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Purchasers to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws. Notwithstanding anything to the contrary required in this Agreement, the

Borrower hereby agrees that at the Collateral Agent’s or any Purchaser’s request, it will not provide any information marked “PRIVATE” or any other MNPI to any Public Purchaser. Unless such Purchaser has elected not to receive any “PRIVATE” information or any other MNPI pursuant to the prior sentence, each Purchaser acknowledges and agrees that it may receive MNPI hereunder concerning the Loan Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws.
8.2    Use of Proceeds.

(a) The Borrower shall use the proceeds of the sale of the Notes hereunder only as follows: (i) to repay borrowings outstanding under that certain Credit Agreement, dated as of September 19, 2016, among the Borrower, Radisys International, LLC, as a guarantor, Silicon Valley Bank, as administrative agent, issuing lender and swingline lender and the lenders party thereto from time to time, (ii) for general corporate purposes and working capital requirements of the Borrower and its Subsidiaries, and (iii) to pay the closing fee and all other fees and expenses in connection with this Agreement.

(b) The Borrower shall not use any proceeds of the sale of the Notes hereunder to, directly or indirectly, purchase or carry any “margin stock” (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.3    Notice of Default or Material Adverse Effect. The Borrower will give prompt notice in writing to the Purchasers upon becoming aware of the following: (a) the occurrence of any Default or Event of Default under this Agreement (such notice to specify the nature and period of existence thereof and what action the Borrower is taking (and proposes to take) with respect thereto), (b) the occurrence of any event which constitutes or which with the passage of time or giving of notice or both would constitute an event of default under any Material Contract, (c) the occurrence of any event which constitutes or which with the passage of time or giving of notice or both would constitute a default under any other Contractual Obligation which could reasonably be expected to have a Material Adverse Effect and (d) any development or other information outside the ordinary course of business of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

8.4    Conduct of Business. The Borrower will, and will cause each other Loan Party to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or those reasonably related or ancillary thereto and do all things necessary to remain duly incorporated or organized, validly existing and in good standing as a domestic corporation or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except to the extent the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

8.5    Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to:
(a) Timely file United States federal and material state income and other applicable foreign and material state and local Tax Returns required by law, in each case with due regard for any extension of time within which to file such Tax Return, and pay when due all material Taxes shown on such Returns, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor, which deferment of payment is permissible so long as no Lien, other than a Permitted Lien has been entered; and

(b) Pay and perform (i) all Obligations under this Agreement and the other Note Documents and (ii) except where failure to do so could not reasonably be expected to have a Material Adverse Effect, all other Indebtedness, obligations and liabilities in accordance with customary trade practices; provided that the Borrower or such Subsidiary may contest any item described in clause (ii) above in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

8.6    Insurance.

(a) The Borrower will, and will cause each of its Subsidiaries to, maintain with reputable insurance companies insurance in such amounts and covering such risks as set forth on Schedule 8.6 and is otherwise consistent with sound business practice, including, without limitation, (i) property and casualty insurance on all of its Property, (ii) general liability insurance, workers compensation insurance, business interruption insurance, and directors and officers liability insurance, and (iii) the Accounts Receivable Insurance Policy, and maintain such insurance as is required by the terms of any Collateral Document. The Borrower shall endeavor to cause all such insurance policies to contain the provision that the Purchasers be given thirty (30) days written notice of intent to terminate by either the Borrower or any of its Subsidiaries or insuring company; provided that the Accounts Receivable Insurance Policy shall contain the terms required pursuant to Section 4.13. All such insurance policies shall name Collateral Agent as additional insured thereunder. The Borrower will, and will cause each of its Subsidiaries to, furnish to the Purchasers upon request full information as to the insurance carried by it.

(b) The Borrower will, and will cause each of its Subsidiaries to, at all times keep its Property which is subject to the Lien of any Collateral Document insured in favor of the Purchasers, and all policies or certificates (or certified copies thereof) with respect to such insurance. At or prior to the Closing Date, the Borrower shall furnish certificates of insurance issued on applicable ACORD Forms with respect to property and liability insurance for the Borrower. The Borrower will, and will cause each of its Subsidiaries to, notify the Purchasers, promptly, upon receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

(c) If the Borrower shall fail to maintain all insurance in accordance with this Section 8.6 or to timely pay or cause to be paid the premium(s) on any such insurance, or if the Borrower shall fail to deliver all certificates with respect thereto, the Purchasers shall have the right (but shall be under no obligation) to procure such insurance or pay such premiums, and the Borrower agrees to reimburse the Purchasers, on demand, for all costs and expenses relating thereto.

8.7    Compliance with Laws and Material Agreements.

(a) The Borrower will, and will cause each of its Subsidiaries to, comply with any and all Requirements of Law to which it may be subject including, without limitation, all Environmental Laws, and obtain any and all Licenses necessary to the ownership of its Property or to the conduct of its businesses, except, in each case, where failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, timely satisfy all material assessments, fines, costs and penalties imposed by any Governmental Authority against such Person or any Property of such Person except (i) to the extent such assessments, fines, costs, or penalties are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves in accordance with GAAP or (ii) where failure to do so could not reasonably be expected to result in liability to the Loan Parties in excess of $250,000. The Borrower will, and will cause each of its Subsidiaries to, comply with any and all agreements or instruments evidencing Indebtedness and any other material agreement to which it is a party or by which it is bound, where such default would result in a Material Adverse Effect.

(b) The Borrower will file or furnish, on a timely basis in accordance in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), all statements, reports, schedules, forms and other documents (other than any immaterial Form 3, 4, 5 or 8-K filings, other immaterial statements, reports, schedules forms and other documents or any filings relating solely to benefit plans), required to be filed or furnished with or to the SEC.

8.8    Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property (other than Property that is obsolete, surplus, or no longer used or useful in the ordinary conduct of its business) in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted), make all necessary and proper repairs, renewals and replacements such that its business can be carried on in connection therewith and be properly conducted at all times and pay and discharge when due the cost of repairs and maintenance to its Property, and pay all rentals when due for all real estate leased by such Person.

8.9    Audits and Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Collateral Agent, and any of its representatives or designees, to visit and inspect any of its Property, books of account, records and reports to examine, audit and make copies thereof, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, managers, employees and independent certified public accountants at such times and intervals as the Collateral Agent may designate upon five (5) day’s advance notice to the Borrower (except following the occurrence and during the continuance of an Event of Default in which case no advance notice shall be required). The reasonable and documented out-of-pocket costs and expenses associated with such activities shall be paid by the Borrower. Such audits and inspections shall not be undertaken more frequently than four (4) times per year, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as the Collateral Agent shall determine is necessary.

8.10    Issue Taxes. The Borrower shall pay all Taxes, if any, in connection with the issuance of the Notes. The obligations of the Borrower hereunder shall survive the payment of the Obligations and the termination of the Note Documents.

8.11    Employee Benefit Plans. The Borrower will, and will cause each of its Subsidiaries to, (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA and not withdraw from any such Plans, unless such withdrawal can be effected or such Plans can be terminated without material liability to the Borrower or its Subsidiaries, (b) make contributions to all such Plans in a timely manner and in a sufficient amount to comply in all material respects with the standards of ERISA, including, without limitation, the minimum funding standards of ERISA, (c) comply in all material respects with all requirements of ERISA, (d) notify the Purchasers promptly upon receipt by the Borrower or any Subsidiary of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Pension Plans by the PBGC or the appointment of a trustee to administer such Plans, (e) promptly advise the Purchasers of the occurrence of any Reportable Event or non-exempt prohibited transaction (as defined in ERISA) with respect to any such Pension Plans of which Borrower becomes aware, and (f) amend any Plan that is intended to be qualified within the meaning of Section 401 of the Code to the extent necessary to keep the Plan qualified and to cause the Plan to be administered and operated in a manner that does not cause the Plan to lose its qualified status.

8.12    Environmental Covenants. The Borrower will, and will cause each of its Subsidiaries to:
(a) use and operate all of its facilities and Properties in compliance with all Environmental Laws, keep all necessary Licenses in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except, in each case, where failure to comply would not be reasonably expected to have a Material Adverse Effect;
(b) promptly notify the Purchasers and provide copies upon receipt of all written claims or complaints relating to compliance of the Properties with Environmental Laws, and shall promptly seek to cure and diligently pursue and have dismissed with prejudice any such actions and proceedings to the satisfaction of the Purchasers; and

(c) provide such information and certifications which any Purchaser may reasonably request from time to time to ensure compliance with this Section 8.12.

8.13    [Reserved].

8.14    Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, take any action reasonably requested by any Purchaser in order to effectuate the purposes and terms contained in this Agreement or any of the Note Documents.
8.15    Board Observation. For so long as the Obligations are outstanding, the Purchasers shall have the right to appoint Trey Anderson (or another Hale Capital representative acceptable to the Purchasers), by written notice to the Borrower from time to time, as an observer (the “Observer”) to the board of directors or similar governing body of the Borrower and each of its Subsidiaries (the “Board”). The Observer shall have the right to attend (which attendance may occur telephonically at the election of the Observer) and participate in all meetings of the Board and any committees thereof. The Observer shall have no right to vote on any matter presented to the Board or any committee thereof. The Borrower shall give the Observer written notice of each meeting thereof at the same time and in the same manner as the other members of the Board or such committee receive notice of such meetings. The Borrower shall permit the Observer to attend and participate in all meetings thereof. The Observer shall be entitled to receive all written materials and other information given to other members of the Board and such committees in connection with such meeting or otherwise, at the same time such materials and information are given to the other members of the Board and such committees, and the Observer shall keep such materials and information confidential, and shall abide by the Borrower’s insider trading policy. To the extent requested by the Borrower, the Observer shall execute a confidentiality agreement in form and substance reasonably satisfactory to the Borrower and the Observer. If the Borrower or any Subsidiary proposes to take any action by written consent in lieu of a meeting of the Board, then the Borrower shall give written notice thereof to the Observer describing the nature and substance of such action and including the text of such written consents. The Borrower shall pay and reimburse the reasonable and documented out-of-pocket costs and expenses of the Observer incurred in connection with traveling to and attending such meetings of the Board and committees in accordance with the Borrower’s policies with respect to such reimbursements for board members in effect at the time. Notwithstanding anything contained in this Section 8.15 to the contrary, the Observer designated hereunder may be excluded from any meeting (or portion thereof), or denied access to any materials, if and to the extent the Board reasonably and in good faith determines (i) such recusal is reasonably necessary based on the advice of counsel to preserve attorney-client privilege, (ii) there exists, with respect to any deliberation or board or committee materials, an actual or potential conflict of interest between the Observer, and the Borrower or its Subsidiaries, as applicable, or (iii) based on the advice of counsel, such recusal is required by Applicable Laws.

8.16    Intellectual Property.

(a) At the request of the Collateral Agent, in order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office, the Borrower will, and will cause each Guarantor to, execute and deliver to the Collateral Agent one or more Intellectual Property Security Agreements to further evidence the Purchasers’ Lien on such Person’s Intellectual Property. The Borrower will, and will cause each Guarantor to, take the steps described in this Section 8.16 with respect to all new or acquired Intellectual Property to which the Borrower or any Guarantor is now or later becomes entitled that is necessary in the conduct of such Person’s business. The Borrower acknowledges and agrees that the Purchasers shall have no duties with respect to any Intellectual Property or Licenses of the Borrower or its Subsidiaries.

(b) The Borrower and the Guarantors shall have the duty, with respect to Intellectual Property that is necessary in the conduct of such Person’s business (i) to prosecute diligently any trademark application or service mark application that is part of the trademarks pending as of the date hereof or hereafter, (ii) to prosecute diligently any patent application that is part of the patents pending as of the date hereof or hereafter, and (iii) to take all reasonable and necessary action to preserve and maintain all of the Borrower’s and the Guarantors’ trademarks, patents, copyrights, Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, except in cases of clauses (i) and (ii), where Borrower, in its reasonable opinion, determines that the costs for engaging in such prosecution activities exceeds the likely benefit of continued prosecution and except in the case of clause (iii) where Borrower, in its reasonable opinion, determines that the costs of preserving and maintaining exceeds the value Borrower obtains from such preservation and maintenance. Borrower and each Guarantor shall require all employees, consultants, and contractors of the Borrower and the Guarantors who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment to the Borrower or such Guarantor of Intellectual Property rights created or developed and obligations of confidentiality. Neither the Borrower nor any Guarantor shall abandon any Intellectual Property or License that is necessary in the conduct of the Borrower’s or such Guarantor’s business.

(c) The Borrower will, and will cause each of the Guarantors to, promptly file an application with the United States Copyright Office for any copyright that has not been registered with the United States Copyright Office if such copyright registration is necessary in connection with the conduct of such Person’s business. Any expenses incurred in connection with the foregoing shall be borne by the Borrower or the Guarantors.

(d) Neither the Borrower nor any Guarantor shall enter into any Intellectual Property License to receive any license or rights in any Intellectual Property of any other Person unless the Borrower or Guarantors have used commercially reasonable efforts to permit the assignment of or grant of a Lien in such Intellectual Property License (and all rights of the Borrower or Guarantors thereunder) to the Purchasers.

8.17    Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity reasonably satisfactory to the Borrower (provided that an institutional Purchaser of a Note may instead deliver to the Borrower an indemnity agreement in form and substance reasonably satisfactory to the Borrower), or, in the case of any such mutilation, upon surrender and cancellation of the Note, as the case may be, the Borrower will issue a new Note of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.

8.18    Landlord and Bailee Agreements. Each Loan Party shall (i) obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each property leased from an Affiliate of a Loan Party and (ii) use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor (other than Affiliates) of each leased property, bailee in possession of any Collateral or mortgagee of any owned property, in each case, with respect to the Borrower’s headquarters, any location located in a landlord lien state, and each other location where any Collateral having a value in excess of $250,000 is stored or located, which agreement shall be reasonably satisfactory in form and substance to the Collateral Agent.

8.19    Foreign Pension Plans and Benefit Plans. Except as disclosed on Schedule 8.19, none of the Loan Parties or any of their Subsidiaries maintain or contribute to, or are required to maintain or contribute to, or have any liability or contingent liability with respect to, any Foreign Benefit Plans and Foreign Pension Plans.

8.20    Cash Collateral Account. The Borrower shall (a) at all times from the Closing Date through and including June 30, 2018, maintain $4,000,000 in cash in a deposit account at UMB Bank, n.a. and (b) at all times on and after July 1, 2018, $6,000,000 in such account (the “Cash Collateral Account”); provided, that the Borrower shall deliver to the Collateral Agent a Deposit Account Control Agreement in form and substance satisfactory to the Collateral Agent on or prior to the date the ABL Debt is paid in full and the commitment under the ABL Credit Agreement is terminated. Such Deposit Account Control Agreement shall provide, among other things, that the bank, securities intermediary or other financial institution party thereto has no rights of setoff or recoupment or any other claim against the account subject thereto, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment. The funds on deposit in the Cash Collateral Account shall serve as Collateral for the Notes and the ABL Debt. Prior to an Event of Default, such funds may only be released to make principal or interest payments on the Notes, to make principal or interest payments on the ABL Debt or for other purposes approved by the Collateral Agent in its sole discretion. Prior to an Event of Default, the Collateral Agent shall direct the bank, securities intermediary or other financial institution party thereto to disburse the amounts held in the Cash Collateral Account upon written request signed by both the Borrower, the ABL Lender and the Collateral Agent. From and after notice of an Event of Default and during the continuance thereof, and provided that a copy thereof shall be delivered to the Collateral Agent, the Collateral Agent and/or ABL Lender shall direct the bank, securities intermediary or other financial institution party thereto to disburse amounts held in the Cash Collateral Account upon the written request of the Collateral Agent and/or ABL Lender without further consent by the applicable Credit Party. Any such disbursement shall be on terms and conditions and for purposes satisfactory to the Collateral Agent in its sole discretion. Any amounts remaining on deposit in the Cash Collateral Account after the Obligations have been paid in full shall be returned to the Borrower. For the avoidance of doubt, this Section 8.20 is subject to the terms and conditions of the ABL/Term Intercreditor Agreement.

8.21    Post-Closing Obligations.

(a) On or before July 3, 2018, the Borrower shall have used commercially reasonable efforts to have caused all sales personnel, executives and any other employees responsible for the creation and/or development of Intellectual Property of the Borrower and its Subsidiaries to have executed non-compete agreements and/or assignment of inventions agreements and provide written confirmation of the same to the Collateral Agent.
(b) On or before February 2, 2018, the Borrower shall have provided to the Collateral Agent endorsements in form and substance reasonably satisfactory to the Collateral Agent for its general liability and property insurance policies.

Article 9
NEGATIVE COVENANTS
Until the indefeasible payment in full in cash of all Obligations under the Notes (other than contingent indemnification or expense reimbursement obligations for which no claim has been made) or such later date as set forth below, the Borrower hereby covenants and agrees with the Purchasers as follows:
9.1    Distributions. The Borrower will not, and will not cause or permit any of its Subsidiaries to, make or declare or incur any liability to make any Distributions in respect of the Capital Stock of the Borrower, except that (i) a Subsidiary of the Borrower may declare and pay dividends on its outstanding Capital Stock to the Borrower or to a Wholly-owned Subsidiary of the Borrower that is a Loan Party; (ii) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock, (iii) each Loan Party may, purchase common Capital Stock or common Capital Stock options from present or former non-executive officers or employees of the Borrower or any of its Subsidiaries upon the death, disability or termination of employment of such non-executive officer or employee; provided that no Default or Event of Default then exists or would result therefrom and the aggregate amount of payments made under this clause (iii) shall not exceed $100,000 in the aggregate during any Fiscal Year and (iv) in the event Borrower reasonably determines that a reverse split of Borrower’s Capital Stock is necessary in order to comply or be able to continue to comply with the rules and regulations of The Nasdaq Stock Market, Borrower may repurchase any fractional shares resulting from or caused by such reverse split in an aggregate amount not to exceed $250,000 for such repurchase.

9.2    Indebtedness. The Borrower will not, and will not cause or permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness (directly or indirectly), except:

(a) the Obligations;
(b) Indebtedness existing on the date hereof and described in Schedule 9.2 and any Permitted Refinancing Indebtedness in respect of such Indebtedness described in Schedule 9.2;
(c) Capital Lease Obligations and purchase money Indebtedness in an aggregate amount not to exceed $1,250,000 at any time outstanding;
(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
(e) Indebtedness (contingent or otherwise) with respect to surety and appeal bonds, performance bonds, bid bonds, completion guarantees and similar obligations incurred in the ordinary course of business;
(f) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year, and which, in all cases, does not exceed $550,000 outstanding at any time;
(g) accrual of interest, accretion or amortization of original issue discount, in each case, on Indebtedness permitted hereunder;

(h) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Borrower or any Subsidiary in the ordinary course of business, including guarantees or obligations of the Borrower or any Subsidiary with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed); provided that neither the Borrower nor any Domestic Subsidiary shall incur such Indebtedness for the account of, for the benefit of, or in support of any Foreign Subsidiary;

(i) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts that are promptly repaid incurred in the ordinary course of business;

(j) unsecured Indebtedness in the ordinary course of business in respect of the following bank products or services extended to any Loan Party in an aggregate amount not to exceed $300,000 at any time: (i) cash management services and (ii) commercial credit card and merchant card services; and

(k) Indebtedness of (i) any Loan Party owing to any other Loan Party solely to the extent such Indebtedness is unsecured, evidenced by an intercompany note pledged to the Collateral Agent and subject to a subordination agreement in form and substance reasonably satisfactory to the Collateral Agent, (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, or (iii) any Loan Party owing to any other Subsidiary that is not a Loan Party solely to the extent such Indebtedness is unsecured, evidenced by an intercompany note pledged to the Collateral Agent and subject to a subordination agreement in form and substance reasonably satisfactory to the Collateral Agent;

(l) guarantees of obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Subsidiary (which is not a Loan Party) of the Indebtedness of any Loan Party, or (iii) by any Subsidiary (which is not a Loan Party) of the Indebtedness of any other Subsidiary (that is not a Loan Party), provided that, the guarantees permitted under this Section 9.2(l) shall not be permitted unless the Indebtedness so guaranteed is otherwise permitted by the terms hereof and such guarantees are subject to a subordination agreement in form and substance reasonably satisfactory to the Collateral Agent;

(m) Indebtedness of Radisys Technologies (Shenzhen) Co., Ltd. in favor of Borrower or any of its Subsidiaries not to exceed $4,000,000 in the aggregate at any time;

(n) unsecured Indebtedness of the Loan Parties and their respective Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $25,000 at any one time outstanding;

(o) the ABL Debt (including letters of credit) in an amount not to exceed the maximum amount permitted by the ABL/Term Intercreditor Agreement, and refinancings, renewals, or extensions of the ABL Debt so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Purchasers’ judgment, impair the prospects of repayment of the Obligations by Borrower or impairs Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or increase in the interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more additional Loan Parties thereunder as liable with respect thereto if such additional Loan Party were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the ABL Debt so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are more burdensome or restrictive to the Borrower, (iv) if the ABL Debt that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Purchasers as those that were applicable to the refinanced, renewed, or extended ABL Debt, and (v) the ABL Debt that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the ABL Debt that was refinanced, renewed, or extended;

(p) obligations (contingent or otherwise) of the Loan Parties and their respective Subsidiaries existing or arising under any Hedging Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 9.10; and

(q) with the prior written consent of the Required Purchasers (which consent shall be granted in the Required Purchasers sole and absolute discretion), Indebtedness incurred by any Loan Party subordinated to all of the Loan Parties’ now or hereafter arising Indebtedness pursuant to any Note Document (pursuant to a subordination, intercreditor or other similar agreement in form and substance satisfactory to the Collateral Agent in its sole and absolute discretion) on terms acceptable to the Required Purchasers in their sole and absolute discretion.

9.3    Mergers. The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into any merger or consolidation or dissolve itself (or suffer any dissolution), except that: solely to the extent that such mergers, consolidations or dissolutions do not diminish the value of the Notes, (a) (i) any Subsidiary of a Loan Party

(other than the Borrower) may be merged or consolidated with or into a Loan Party (provided that such Loan Party shall be the continuing or surviving Person) or (ii) any Subsidiary that is not a Loan Party may be merged or amalgamated with or into a Subsidiary that is not a Loan Party; and (b) any Subsidiary of the Borrower may dissolve pursuant to any dissolution that results in the assets of such Subsidiary being transferred to the Borrower or any other Loan Party.

9.4    Sales of Assets. The Borrower will not, and will not cause or permit any of its Subsidiaries to, sell, assign, License, lease, convey, exchange, transfer or otherwise dispose of its Property (each, a “Disposition”) (including, without limitation, any Capital Stock of any Subsidiary owned by the Borrower or another Subsidiary) to any other Person, except:

(a) Dispositions of Inventory in the ordinary course of business;
(b) Dispositions of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries in the ordinary course of business;
(c) leases, non-exclusive licenses or sublicenses of real or personal property in the ordinary course of business, in each case subject to the Liens granted under the Note Documents;
(d) Investments in compliance with Section 9.5(b) and Dispositions permitted by clause (b) of Section 9.3;
(e) Dispositions, settlements and writeoffs of (i) accounts receivable that are covered by the Accounts Receivable Insurance Policy in connection with the collection or compromise thereof in the ordinary course of business and (ii) accounts receivable that are not covered by the Accounts Receivable Insurance Policy in connection with the collection or compromise thereof in the ordinary course of business and in an aggregate amount not to exceed $500,000 in any fiscal year with respect to this clause (ii);
(f) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property and, in each case, so long as Collateral Agent has a Lien with respect to such replacement property with the same priority as the Lien of Collateral Agent with respect to the Property disposed of;
(g) subject to Section 3.2(c)(ii), Dispositions which constitute, or which are subject to, a Casualty Event;
(h)Dispositions by (i) any Loan Party to any other Loan Party and (ii) by any Subsidiary that is not a Loan Party to the Borrower or any other Subsidiary of the Borrower;
(i)(i) any lapse of Intellectual Property by any Loan Party that is not economically desirable in the conduct of the Loan Parties’ business or (ii) any abandonment, cancellation, non-renewal or discontinuance of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), such lapse is not materially adverse to the interests of the Purchasers and such Intellectual Property is not then being used by the Loan Parties in the ordinary course of business; and
(j)Any exchange, disposition or other transfer of Cash Equivalents in a substantially contemporaneous exchange in the same jurisdiction for receipt of cash or other Cash Equivalents of an equivalent value to the exchanged, disposed of or transferred Cash Equivalents.

9.5    Investments and Acquisitions. The Borrower will not, and will not cause or permit any of its Subsidiaries to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except for:

(a) Cash Equivalent Investments, subject to Deposit Account Control Agreements in favor of the Collateral Agent on behalf of the Purchasers or otherwise subject to a perfected security interest in favor of the Collateral Agent on behalf of the Purchasers, and purchases of assets in the ordinary course of business;
(b) Investments (including intercompany Indebtedness permitted by, and made in compliance with, Section 9.2(k)) by (x) any Loan Party in any other Loan Party and (y) any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party; provided that in no event shall any Investments by and between a Loan Party and a Subsidiary that is not a Loan Party be permitted;
(c) Investments comprised of (i) accounts receivables or notes payable owing to the Borrower or Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements of negotiable instruments held for collection in the ordinary course of business or (iii) lease, utility and other similar deposits made in the ordinary course of business;
(d) Investments in securities of trade creditors, customers, suppliers or account debtors received in satisfaction or partial satisfaction of obligations owing to it or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors, customers, suppliers or account debtors;
(e) deposits of cash made in the ordinary course of business to secure performance of operating leases permitted hereunder;
(f) Investments existing on the Closing Date and set forth on Schedule 9.5;
(g) extensions of payment terms made to customers in the ordinary course of business;
(h) guarantees permitted by Section 9.2(l)(i), (iii) or (iv) and Indebtedness permitted by Section 9.2(m);
(i) loans and advances to employees of the Borrower or any of its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $400,000 at any one time outstanding;
(j) Investments to fund or pay obligations with respect to workers’ compensation, unemployment insurance, health, disability, pension, severance or other employee benefits or other social security legislation, in each case, made pursuant to applicable law; and
(k)in addition to Investments otherwise expressly permitted by this Section 9.5, Investments (including in joint ventures, strategic alliances and corporate collaborations) by the Borrower or any of its Subsidiaries the aggregate amount of all of which Investments (valued at cost) does exceed $250,000.

9.6    Liens. The Borrower will not, and will not cause or permit any of its Subsidiaries to, create, incur or suffer to exist, any Lien in, of or on its or their Property (whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom), except the following (“Permitted Liens”):

(a) Subject to Section 8.5 hereof, Liens for Taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, so long as the Borrower’s or Subsidiary’s title to, and its right to use, its Properties are not materially adversely affected thereby;
(b) Subject to Section 8.5 hereof, Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, so long as the Borrower’s or Subsidiary’s title to, and its right to use, its Properties are not materially adversely affected thereby;
(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
(d) (i) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character, as arise in the ordinary course of business and that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary course of business of the Borrower or any Subsidiary and (ii) minor defects in title, in each case, which do not materially interfere with the conduct of the Borrower’s and its Subsidiaries’ business or the utilization thereof in the business of the Borrower or its Subsidiaries;
(e) Liens existing on the date hereof and described in Schedule 9.6;
(f) Liens securing the Obligations;
(g) Liens securing Indebtedness permitted under Section 9.2(c); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired;
(h) Liens arising out of judgments, attachments or awards not resulting in an Event of Default under Section 10.1(i) or securing appeal or other surety bonds relating to such judgments;

(i) Liens (i) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (ii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;
(j) leases, licenses or sublicenses of the properties of the Borrower or its Subsidiaries, in each case as otherwise permitted under Section 9.4 hereof and entered into in the ordinary course of the Borrower’s or its Subsidiaries’ business so long as such leases, licenses or sublicenses do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;
(k) (i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements and (ii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;
(l) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases otherwise permitted hereunder;
(m) Liens on cash and Cash Equivalents held in an Excluded Account securing reimbursement obligations in respect of letters of credit and related Indebtedness permitted to be incurred hereunder, and in any event, not securing more than $100,000 of Indebtedness in the aggregate at any time;
(n) statutory Liens of landlords and lessors in respect of rent not in default;
(o) the title and interest of a lessor or sublessor in and to personal property leased or subleased, in each case extending only to such personal property;
(p) non-exclusive licenses of Intellectual Property rights in the ordinary course of business;
(q) Liens on the collateral securing the ABL Debt to the extent such Indebtedness is permitted by Section 9.2(o) and such Liens are permitted by and subject to the ABL/Term Intercreditor Agreement; and
(r) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods.

9.7    Capital Expenditures; Operating Leases.

(a) The Borrower will not, and will not cause or permit any of its Subsidiaries to, make any Capital Expenditure if the sum of the aggregate amount of all Capital Expenditures of the Borrower and its Subsidiaries on a pro forma basis (calculated as if the Capital Expenditure in question was on made on the last day of the most recently ended Fiscal Quarter) in the trailing twelve month period most recently ended on a combined basis to exceed $2,000,000.

(b) The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into any operating lease if the sum of the aggregate amount of all expenditures under operating leases made or required to be made by the Borrower and its Subsidiaries on a combined basis during such Fiscal Year would exceed $2,700,000 and the sum of the aggregate amount of all expenditures under operating leases made or required to be made by the Borrower and its Subsidiaries on a combined basis would exceed $8,000,000 in the aggregate at all times.

9.8    Licenses. The Borrower will not, and will not cause or permit any of its Subsidiaries to, grant any rights or Licenses to any IP Rights of the Borrower or its Subsidiaries other than non-exclusive rights or Licenses granted in the ordinary course of business.

9.9    Affiliates. The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into any transaction or arrangement (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate, except for (a) transactions permitted by this Agreement, (b) transactions in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s operating business and upon fair and reasonable terms that are fully disclosed to the Purchasers in accordance with the terms and conditions of Section 8.1(t) and that are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate and (c) transactions between any Loan Party and Radisys India Private Limited under the transfer pricing policies in effect at the time.

9.10    Permitted Hedging Arrangements. The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into Hedging Agreements or become liable for liabilities arising from Hedging Agreements, other than those Hedging Agreements that are unsecured obligations of the Borrower.

9.11    Sale and Leaseback Transactions and Other Off-Balance Sheet Liabilities. The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into or suffer to exist any (a) Sale and Leaseback Transaction which is not a Capital Lease or (b) any other transaction pursuant to which the Borrower or any Subsidiary incurs or has incurred Off-Balance Sheet Liabilities.

9.12    Contingent Obligations. The Borrower will not, and will not cause or permit any of its Subsidiaries to, make or suffer to exist any Contingent Obligation (other than indemnities to officers and directors to the extent permitted by applicable law), except Contingent Obligations (i) arising from the Collateral Documents, (ii) existing on the Closing Date as permitted Indebtedness, (iii) permitted by Section 9.2 or (iv) non-cancelable purchase orders for inventory purchases in an amount not to exceed $2,000,000 at any time solely to the extent such purchase orders are unsecured.

9.13    Subsidiaries.

(a) If the Borrower or any Subsidiary creates, forms or acquires any Subsidiary on or after the date of this Agreement, the Borrower will, and will cause such Subsidiaries (other than Immaterial Subsidiaries) to, contemporaneously with the creation, formation or acquisition of such new Subsidiary (or at such later time as the Collateral Agent may agree in writing), (i) grant to Collateral Agent a perfected security interest in and Lien on all of the issued and outstanding Capital Stock of such Subsidiary, in order to secure the Obligations (except that, no pledge shall be made of (i) in excess of sixty-five percent (65%) of the voting Capital Stock (but 100% of the non-voting Capital Stock) of any first-tier Subsidiary that is a CFC or any CFC Holdco or (ii) any of the equity interest of any lower-tier Subsidiary the direct or indirect parent of which is a CFC) and (ii) cause such Subsidiary (excluding a Subsidiary that is a CFC, CFC Holdco or Subsidiary of a CFC) to join the Guaranty and Collateral Agreement and secure said Obligations as a “Grantor” under the Guaranty and Collateral Agreement with a perfected security interest in and Lien on all of the accounts, Inventory, documents, instruments, chattel paper, general intangibles, goods, machinery, equipment, investment property, other tangible and intangible personal property, real property and other assets and the books and records of such Subsidiary and the thereof (except that, with respect to property of a Domestic Subsidiary that constitutes voting Capital Stock in a CFC or CFC Holdco, any such pledge, security interest or Lien shall be limited to sixty-five percent (65%) of the voting Capital Stock of such CFC or CFC Holdco), all pursuant to the Guaranty and Collateral Agreement. Notwithstanding anything to the contrary in the foregoing, the Borrower shall not be required to take any steps in India to perfect the Collateral Agent’s security interest in the pledged Capital Stock of Radisys India Private Limited.
(b) Neither the Borrower nor any Subsidiary shall create, form, or acquire any Foreign Subsidiary without the express written consent of the Collateral Agent.
(c) No Subsidiary shall at any time acquire any material assets or operations unless such Subsidiary shall have complied with the requirements of this Section 9.13 applicable to newly created, formed or acquired Subsidiaries.

9.14    Real Property. As soon as practicable after any permitted acquisition of real property or lease (as lessee), the Borrower will, and will cause each of its Subsidiaries to, deliver a perfected mortgage Lien in favor of the Collateral Agent on any acquired real property of the Borrower or Subsidiary, collateral assignment of lease and Collateral Access Agreement on any real property leased by the Borrower or Subsidiary, and such insurance policies, opinions of counsel and related documents as the Collateral Agent may reasonably request (all in form and substance acceptable to the Collateral Agent).

9.15    Modifications of Charter Documents. The Borrower will not permit, and will cause each of its Subsidiaries not to permit, such Person’s Charter Documents to be amended or modified in any way that could reasonably be expected to materially or adversely affect the interests of the Purchasers.

9.16    Fiscal Year. The Borrower will not, and will not cause or permit any of its Subsidiaries to, change its Fiscal Year so that it ends on other than the last day of December.

9.17    Reserved.

9.18    Restrictive Agreements. The Borrower will not, and will not cause or permit any of its Subsidiaries to, become or be a party to any contract or agreement which materially impairs such Person’s ability to perform under this Agreement, or under any other Note Document.

9.19    Use of Purchasers’ Names. Neither the Borrower nor any Subsidiary shall use any Purchaser’s name in connection with any of its business operations. Nothing herein contained is intended to permit or authorize the Borrower or its Subsidiaries to make any contract on behalf of any Purchaser.

9.20    Financial Covenants. The Borrower and its Subsidiaries, on a consolidated basis, shall not:

(a) Minimum Coverage Ratio. As of the last day of any week on or after the Closing Date, permit the Coverage Ratio, in each case, for each weekly period then ended to be less than the amount set forth across from such period in the table below:

Calendar Week Ending	Minimum Amount
December 30, 2017	1.10: 1.00
January 6, 2018 through and including January 27, 2018	1.00: 1.00
February 3, 2018 through and including March 3, 2018	0.85: 1.00
March 10, 2018 through and including September 1, 2018	0.90: 1.00
September 8, 2018 through and including December 1, 2018	0.95: 1.00
December 8, 2018 through and including December 29, 2018	1.05: 1.00
January 4, 2018 and thereafter	1.10: 1.00

(b) [Reserved].

(c) Minimum Total Liquidity. At all times after the Closing Date, permit Total Liquidity to be less than the amount set forth across from each time period set forth in the table below:

Time Periods	Minimum Amount
December 31, 2017 through and including August 31, 2018	$0.00
September 1, 2018 through and including November 30, 2018	$2,000,000
December 1, 2018 through and including December 31, 2018	$4,000,000
January 1, 2019 through and including the Maturity Date	$5,000,000

(d) Maximum Loss: Cash Flow from Operations. Permit cumulative cash flow from operation loss (which shall be consistent with the breakout for such line item provided in that certain model dated as of December 29, 2017 (the “Covenant Model”) and delivered to the Purchasers prior to the Closing Date) to exceed $(6,000,000) (negative) in the aggregate from December 1, 2017 through and including the Maturity Date; provided that from December 1, 2017 through and including the Maturity Date no more than $6,100,000 in the aggregate of severance spend (as referenced in the Covenant Model) shall be permitted to be added back to cumulative cash flow from operations for purposes of the calculation of cumulative cash flow from operation loss for purposes of this Section 9.20(d).

(e) Minimum Qualifying Revenue. As of the last day of any month on or after December 1, 2017 on a trailing twelve-month basis, permit Qualifying Revenue to be less than $25,000,000.
(f) Maximum Deferred Revenue. As of the last day of any month on or after December 31, 2017 on a trailing twelve-month basis, permit long-term deferred revenue to exceed $500,000; provided that such calculation of long-term deferred revenue shall not include the deferred revenue pursuant to that certain long-term DCEngine maintenance under the General Purchase Agreement between Verizon Sourcing LLC and the Borrower in an aggregate amount not to exceed $1,000,000.
Notwithstanding anything to the contrary contained herein, the Borrower and its Subsidiaries shall be required to be in compliance with the financial covenants contained in this Section 9.20 with respect to any test period solely to the extent that the unrestricted cash and Cash Equivalents recorded on the balance sheet of the Loan Parties (in each case, to the extent subject to a first priority perfected security interest in favor of the Collateral Agent arising under a Deposit Account Control agreement in favor of the Collateral Agent, but excluding (i) any cash or Cash Equivalents subject to any other Liens permitted and (ii) the cash and Cash Equivalents contained in the Cash Collateral Account, is equal to an amount less than the aggregate principal amount of the Notes outstanding at such time.
9.21    Management Fees; Board Fees. The Borrower will not, and will not cause or permit any of its Subsidiaries to, pay any management, advisory or other similar fee to any Persons, except with respect to (a) payment of reasonable compensation to officers, employees, and Affiliates for actual services rendered to the Loan Parties and their Subsidiaries and reimbursement of actual out-of-pocket expenses, in all cases, in the ordinary course of business, (b) payment of reasonable and market directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director and committee meetings and (c) payment of reasonable and documented fees and reimbursement of actual out-of-pocket expenses incurred in connection with the hiring of third party consultants and advisors that are not Affiliates of the Borrower or its Subsidiaries.

9.22    Deposit Accounts. Unless consented to in advance in writing by the Purchasers, the Borrower and its Subsidiaries shall not: (i) establish or maintain any deposit account or securities account that is (x) not subject to a Deposit Account Control Agreement in favor of the Collateral Agent or (y) not an account held at UMB Bank, n.a. and governed by the ABL/Term Intercreditor Agreement, (ii) deposit any payment items or the proceeds of any Note into a deposit account or securities account that is (x) not subject to a Deposit Account Control Agreement in favor of the Collateral Agent or (y) not an account held at UMB Bank, n.a. and governed by the ABL/Term Intercreditor Agreement or (iii) close or modify the terms governing any existing deposit account in a manner adverse to the Purchasers; provided, however, that the foregoing shall not apply to any Excluded Account. In the event that the ABL Debt is paid in full and the commitment under the ABL Credit Agreement is terminated, the Borrowers shall deliver to the Collateral Agent

Deposit Account Control Agreements in favor of the Collateral Agent for all deposit accounts and securities accounts of the Loan Parties (other than Excluded Accounts) on or prior to the date that the payment in full of the ABL Debt occurs.

9.23    Modifications of the ABL Credit Agreement. The Borrower shall not directly or indirectly consent to (or suffer to exist) any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in the ABL Credit Agreement or any loan documents or other agreements entered into in connection therewith, unless such modifications are expressly permitted by the terms of the ABL/Term Intercreditor Agreement and agreed to by the Collateral Agent.

9.24    No Negative Pledges. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, (a) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Capital Stock or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Loan Party, or to make loans or advances to the Borrower, or to transfer any of the properties or assets of such Subsidiary to the Borrower, or (b) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Collateral Agent, whether now owned or hereafter acquired; provided that the foregoing in this Section 9.24 shall not apply to restrictions and conditions (i) imposed by Requirements of Law, (ii) imposed by the Loan Documents or the ABL Credit Agreement (or any related document), (iii) existing on the date hereof and identified on Schedule 9.24 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iv) to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted by the terms of this Agreement; provided further that clause (b) of the foregoing shall not apply to (i) restrictions or conditions imposed by any agreement relating to secured Indebtedness (including Capital Lease Obligations) permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (ii) customary provisions in leases restricting the assignment thereof.

9.25    Accounts Payable. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, allow the accounts or notes payable from the suppliers set forth on Schedule 9.25 to be overdue for more than thirty (30) days past the invoice date for such accounts payable, except for such accounts payable subject to an ongoing good faith dispute or contest.

9.26    Passive Foreign Investment Company. No Loan Party shall become “passive foreign investment company,” as defined in Section 1297 of the Code.

9.27    Issuances of Equity. No Subsidiary of the Borrower, or the direct parent of such Subsidiary, shall issue or sell Capital Stock in such Subsidiary.

9.28    Foreign Subsidiaries. No Foreign Subsidiary shall, and will not cause or permit any of its Subsidiaries to, directly or indirectly, (i) enter into any transaction, contract, agreement, or other arrangement with any Person, including, but not limited to, customer contracts and agreements, vendor contracts and agreements, or any other agreement to which revenue (when combined with the following clause (ii)) in excess of $150,000 per Fiscal Year is attributable, (ii) bill or otherwise invoice or demand payment for any products or services provided by such Foreign Subsidiary or accept payments with respect to any products or services provided by such Foreign Subsidiary (when combined with the preceding clause (i)) in excess of $150,000 per Fiscal Year, or (iii) own any Intellectual Property.

Article 10
EVENTS OF DEFAULT

10.1    Events of Default. An “Event of Default” shall occur hereunder upon:

(a) Failure of the Borrower to pay the principal of any Note (or any installment thereof) as and when due (whether at scheduled maturity, upon acceleration or otherwise), or failure of the Borrower to pay within one (1)

Business Day after the same shall become due (i) any interest upon any Note, (ii) any fees or any other Indebtedness or Obligations to the Purchasers or (iii) any other obligations under any of the Note Documents.

(b) Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to any Purchaser under or in connection with this Agreement, the Notes or any other Note Document or any certificate or information delivered in connection with any of the foregoing shall be materially false when made.

(c) Failure of the Borrower or any of its Subsidiaries to comply with any term, covenant, or provision contained in Sections 8.1(a), 8.1(b), 8.1(c), 8.1(d), 8.1(g), 8.2, 8.3 (other than (d)), 8.6, 8.15, 8.20, 8.21 or Article 9 of this Agreement.

(d) Failure of the Borrower or any of its Subsidiaries to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified elsewhere in this Section 10.1) or any other Note Document and any such failure shall remain unremedied for thirty (30) days after occurrence.

(e) (i) Failure of the Borrower or any of its Subsidiaries to pay when due or within any applicable grace period therefor any payments under any Indebtedness (including the ABL Debt) in excess of $150,000 (other than the Obligations) or (ii) the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any other term, provision or condition contained in any agreement, contract or instrument under which any such Indebtedness (including the ABL Debt) was created or is governed, the effect of which default is to cause, or to permit the holder or holders of such other Indebtedness to cause, such Indebtedness to become due prior to its stated maturity, or (iii) any other event shall occur or condition exist, the effect of which event or condition is to cause, or to permit the holder or holders of such other Indebtedness (including the ABL Debt) to cause, such Indebtedness to become due prior to its stated maturity; or (iv) any such Indebtedness (including the ABL Debt) of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or (v) the Borrower or any of its Subsidiaries shall admit in writing its inability to pay its debts generally as they become due.
(f) The Borrower or any Subsidiary shall (i) file or consent to the entry of an order for relief with respect to it under any federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (iv) institute any proceeding seeking an order for relief under any federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law as now or hereafter in effect seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any such law relating to bankruptcy, insolvency or reorganization or relief of debtors, fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (v) dissolve, wind up or liquidate, (vi) take any corporate, organizational or similar action to authorize or effect any of the foregoing actions set forth in this Section 10.1(f), or (vii) fail to contest in good faith any appointment or proceeding described in Section 10.1(g).

(g) Without the application, approval or consent of the Borrower or any Subsidiary, as applicable, a receiver, trustee, examiner, liquidator or similar official shall be appointed for such Loan Party or any substantial part of its Property, or a proceeding described in Section 10.1(f) shall be instituted against such Loan Party and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of forty-five (45) consecutive days.

(h) Any court, government, or Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of, all or any material portion of the Property of the Borrower or any Subsidiary.

(i) The Borrower or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money aggregating in excess of $250,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

(j) The occurrence of a Reportable Event with respect to any Plan; the filing of a notice of intent to terminate a Plan by the Borrower, any ERISA Affiliate or any Subsidiary, the institution of proceedings to terminate a Plan by the PBGC or any other Person; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by the Borrower, any ERISA Affiliate or any Subsidiary of the Borrower from any Multiemployer Plan; the incurrence of any material increase in the contingent liability of the Borrower or any of its Subsidiaries with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and its beneficiaries; or the Unfunded Liabilities of all Single Employer Plans shall exceed (in the aggregate) $250,000, in each such case which, either individually or in the aggregate, would be reasonably expected to result in liability to any Loan Party in excess of $250,000.
(k) The institution by the Borrower, any ERISA Affiliate or any Subsidiary of steps to terminate any Plan if, in order to effectuate such termination, the Borrower, such ERISA Affiliate or such Subsidiary, as the case may be, would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of (i) $2,000,000 with respect to the Radisys India Private Limited Gratuity Trust or (ii) $500,000 with respect to any other Plan, or the institution by the PBGC of steps to terminate any Plan, which would reasonably be expected to result in material liability to any Loan Party.

(l) The Borrower or any Subsidiary shall (i) be the subject of any proceeding pertaining to the release by the Borrower, any such Subsidiary or any other Person of any Hazardous Material into the environment, or (ii) violate any Environmental Law, which, in either case could reasonably be expected to have a Material Adverse Effect.
(m) [Reserved].
(n) Any Collateral Document shall for any reason fail to create a valid and perfected first priority (subject to any Permitted Liens) security interest in any collateral purported to be covered thereby (other than the ABL Priority Collateral) and a valid and perfected second priority (subject to any Permitted Liens) security interest in an ABL Priority Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

(o) The occurrence of a Change of Control.
(p) The occurrence of a Material Adverse Effect.
(q) The ABL/Term Intercreditor Agreement or any subordination or intercreditor agreement relating to any other Indebtedness of any Loan Party subordinated to the Obligations, or any subordination provisions of any note or other document running to the benefit of the Collateral Agent or Purchasers in respect of such Indebtedness, shall cease for any reason to be in full force and effect or any Loan Party or any of their Subsidiaries shall so assert in writing.

(r) Borrower’s SEC reporting obligations under the Securities Exchange Act of 1934, as amended, are terminated or Borrower’s Capital Stock are delisted from The Nasdaq Stock Market and not listed on any other national stock exchange (for the avoidance of doubt a “national stock exchange” shall not include OTC Bulletin Board or any other similar over the counter exchange).

(s) Any Loan Party or any Subsidiary shall be enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business.

(t) Any Loan Party or any of its Subsidiaries shall be convicted under any criminal law that could lead to a forfeiture of any property of such Person where either (i) the property subject to forfeiture has a fair market value of $500,000 or more, or (ii) the forfeiture of such property could reasonably be expected to have a Material Adverse Effect.

10.2    Acceleration. If an Event of Default occurs and is continuing under Section 10.1(f), or (g) or clause (v)(B) of Section 10.1(e), then the outstanding principal of and interest on the Notes shall automatically become immediately due and payable along with the Prepayment Fee, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, the Required Purchasers, by written notice to the Borrower, may declare the principal of and interest on the Notes to be due and payable immediately along with the Prepayment Fee. Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and the Collateral Agent (acting at the direction of the Required Purchasers) shall be entitled to exercise all of its rights and remedies hereunder and under such Note or any other Note Document whether at law or in equity.

10.3    Set-Off. Upon the occurrence and during the continuation of an Event of Default, in addition to all other rights and remedies that may then be available to any Purchaser of any Note, each Purchaser of any Note and the Collateral Agent is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) to set off and apply any and all Indebtedness at any time owing by such Purchaser or the Collateral Agent to or for the credit or the account of the Borrower or any of its Subsidiaries against all amounts which may be owed to such Purchaser or the Collateral Agent by the Borrower or any of its Subsidiaries in connection with this Agreement or any other Note Document. If any Purchaser of the Notes shall obtain from the Borrower payment of any principal of or interest on any Note held by it or payment of any other amount under this Agreement or such Note held by it or any other Note Document through the exercise of any right of set-off, and, as a result of such payment, such Purchaser shall have received a greater percentage of the principal, interest or other amounts then due to such Purchaser under the Note Documents than the percentage received by any other Purchaser, it shall promptly make such adjustments (including without limitation purchasing risk participations) with such other Purchaser from time to time as shall be equitable, to the end that all the Purchasers of the Notes shall share the benefit of such excess payment (net of any expenses which may be incurred by such Purchaser in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Notes or other amounts (as the case may be) owing to each of the Purchasers of the Notes. To such end, all Purchasers of the Notes shall make appropriate adjustments among themselves if such payment is rescinded or must otherwise be restored. Any Purchaser of the Notes taking action under this Section 10.3 shall promptly provide notice to the Borrower of any such action taken; provided that the failure of such Purchaser to provide such notice shall not prejudice its rights hereunder.

10.4    Suits for Enforcement. In case any one or more Events of Default described in Section 10.1 shall have occurred and be continuing, unless such Events of Default shall have been waived, the Purchaser of each Note with respect to which any such Event of Default has occurred may proceed to protect and enforce its rights under this Article 10 by suit in equity or action at law. It is agreed that in the event of any such action, or any action between the Purchasers of the Notes and the Borrower (including its officers and agents) in connection with a breach or enforcement of this Agreement, the Purchasers of the Notes shall be entitled to receive all reasonable and documented out-of-pocket fees, costs and expenses incurred, including without limitation such fees and expenses of outside counsel (whether or not litigation is commenced) and fees, costs and expenses of appeals.

10.5    License. The Borrower and its Subsidiaries hereby grant to the Collateral Agent a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property rights of the Borrower or Subsidiary for the purpose of: (a) completing the manufacture of any in-process materials following any Event of Default so that such materials become saleable inventory, all in accordance with the same quality standards previously adopted by the Borrower or Subsidiary for its own manufacturing; and (b) selling, leasing or otherwise disposing of any or all collateral following any Event of Default.

Article 11
INDEMNIFICATION

11.1    Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Borrower shall indemnify and hold harmless each Purchaser, the Collateral Agent, its respective Affiliates and each of its respective managers, officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all reasonable and documented out-of-pocket losses, claims, damages, expenses (including, without limitation, fees, disbursements and other charges of outside counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Borrower (or any of its Subsidiaries) and such Indemnified Party (or Indemnified

Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities or losses (collectively, “Liabilities”), in each case resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Borrower or any of its Subsidiaries in this Agreement or any other Note Document, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement or any other Note Document, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by any holders of equity or Indebtedness of the Borrower or any of its Subsidiaries or derivative actions brought by any Person claiming through or in the Borrower’s or any such Subsidiary’s name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Note Documents, the transactions contemplated thereby, or any Indemnified Party’s role therein or in the transactions contemplated thereby, or the gross negligence or willful misconduct of the Borrower or any of its Affiliates and its respective directors, officers, and employees; provided, however, that the Borrower shall not be liable under this Section 11.1 to an Indemnified Party to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct or gross negligence of an Indemnified Party; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Borrower shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under Applicable Laws. In connection with the obligation of the Borrower to indemnify for expenses as set forth above, the Borrower further agrees, upon presentation of appropriate invoices, to reimburse each Indemnified Party for all such reasonable and documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of outside counsel and costs of investigation incurred by an Indemnified Party in connection with any Liabilities) as they are incurred by such Indemnified Party. The obligations of the Borrower under this Section 11.1 shall survive the payment in full of the other Obligations and the termination of this Agreement.
11.2    Procedure; Notification. Each Indemnified Party under this Article 11 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Borrower under this Article 11, notify the Borrower in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Borrower of any such action shall not relieve the Borrower from any liability which it may have to such Indemnified Party, except to the extent that such omission impairs the Borrower’s ability to defend the action, claim or other proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Borrower of the commencement thereof, the Borrower shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its judgment; provided that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which the Borrower, on the one hand, and an Indemnified Party, on the other hand, is, or may become, a party, such Indemnified Party shall have the right to employ separate counsel at the Borrower’s expense and to control its own defense of such action, claim or proceeding if, in the opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Borrower, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Borrower agrees that it will not, without the prior written consent of the Required Purchasers, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchaser and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

Article 12
MISCELLANEOUS

12.1    Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any Purchaser, acceptance of the Notes and payment therefor, or termination of this Agreement. Except as otherwise expressly provided by its terms, this Agreement and each other Note Document shall terminate and be of no further force and effect on the earlier of (a) the date on which the Obligations (other than contingent indemnification obligations for which no claim has been made) have been satisfied in full in cash, as set forth in writing by the Purchasers, and (b) such time as the parties hereto mutually agree to the termination thereof.

12.2    Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, or email (with receipt confirmed), courier service or personal delivery:

(a)if to Collateral Agent:
HCP-FVG, LLC
c/o Hale Capital Partners, LP
17 State Street, Suite 3230
New York, NY 10004
Email: martin@halefunds.com
Telephone:    (212) 751-8807
Attention: Martin M. Hale, Jr.

With a copy (which shall not constitute notice) to:
Proskauer Rose LLP
One International Place
Boston, MA 02110
Email: SBoyko@proskauer.com
Telephone: (617) 526-9770
Attention: Stephen A. Boyko
(b)if to the Purchasers:
HCP-FVG, LLC
c/o Hale Capital Partners, LP
17 State Street, Suite 3230
New York, NY 10004
Email: martin@halefunds.com
Telephone:    (212) 751-8807
Attention: Martin M. Hale, Jr.

With a copy (which shall not constitute notice) to:

Proskauer Rose LLP
One International Place
Boston, MA 02110
Email: SBoyko@proskauer.com
Telephone: (617) 526-9770
Attention: Stephen A. Boyko

(c)if to the Borrower or any Subsidiary:
Radisys Corporation
5435 NE Dawson Creek Drive
Hillsboro, OR 97124
Email: jon.wilson@radisys.com
Telephone: (503) 615-1685
Attention: Jon Wilson

With a copy (which shall not constitute notice) to:
Baker & McKenzie LLP

2300 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201
Email: crews.lott@bakermckenzie.com
Telephone: (214) 978-3042
Attention: Crews Lott

All such notices and communications shall be deemed to have been duly given: if personally delivered, when delivered by hand; if mailed, five (5) Business Days after being deposited in the mail, postage prepaid; if delivered by courier, one (1) Business Day after being deposited with a reputable overnight courier, with charges prepaid; or if emailed, when receipt is acknowledged.
12.3    Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, each Purchaser may, with the consent of the Collateral Agent and upon notice to, but without the consent of the Borrower, transfer the Notes held by it in whole or in part and may assign its rights under the Note Documents to one or more assignees; provided that any such transfer or assignment by a Purchaser to one or more of its Affiliates or Approved Funds may be made at any time without requiring the consent of the Required Purchasers or any other Person. In addition, each Purchaser may at any time, without the consent of, or notice to, the Borrower sell participations to any Person in all or a portion of such Purchaser’s rights and/or obligations under this Agreement and the other Note Documents; provided that such Purchaser’s obligations under this Agreement and the other Note Documents shall remain unchanged, and the Borrower shall continue to deal solely and directly with such Purchaser, as the case may be, in connection with the provisions of this Agreement and the other Note Documents. Notwithstanding anything herein to the contrary, no assignments may be made to, and no participations may be sold to, a Loan Party or any of its Affiliates. Notwithstanding anything herein to the contrary, any Purchaser may, at any time, create a security interest in, pledge or assign, all or any portion of its rights under and interest in the Note Documents and the Notes in favor of any secured creditor of such Purchaser, and such secured creditor may enforce such pledge or security interest in any manner permitted under Applicable Law. Neither the Borrower nor any Subsidiary may assign any of its rights, or delegate any of its obligations, under this Agreement, the Notes without the prior written consent of the Required Purchasers, and any such purported assignment by the Borrower or any such Subsidiary without the written consent of the Required Purchasers shall be void and of no effect. Except as provided in Article 11, no Person other than the parties hereto and its successors and permitted assigns is intended to be a beneficiary of any of the Note Documents

(b) The Borrower shall maintain at one of its offices in the United States a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the commitments of, and principal amounts (and stated interest) of the Notes owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice.

(c) Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Notes or other obligations under the Note Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.4    Amendment and Waiver.

(a) No failure or delay on the part of any of the parties hereto in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any amendment, waiver, supplement or modification of or to any provision of this Agreement or the Notes and any consent to any departure by any party from the terms of any provision of this Agreement or the Notes, shall be effective (i) only if it is made or given in writing and signed by the Borrower and the Required Purchasers and (ii) only in the specific instance and for the specific purpose for which made or given; provided that, notwithstanding the foregoing, without the prior written consent of the Purchaser affected thereby, an amendment, waiver, supplement or modification of this Agreement, the Notes or any consent to departure from a term or provision hereof or thereof may not: (A) reduce the rate of or extend the time for payment of principal or interest on the Notes; (B) reduce the principal amount of the Notes; (C) make the Notes payable in money other than that stated in the Notes; (D) reduce the amount or extend the time of payment of fees or other compensation payable to the Purchasers hereunder; or (E) change any provision of this Section 12.4(b) or the definition of “Required Purchasers” or any other provision specifying the number or percentage of Purchasers required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder.
(c) Except where notice is specifically required by this Agreement, no notice to or demand on the Borrower or any of its Subsidiaries in any case shall entitle the Borrower or any of its Subsidiaries to any other or further notice or demand in similar or other circumstances.

12.5    Signatures; Counterparts. Facsimile and electronic transmissions of any executed original document and/or retransmission of any executed facsimile or electronic transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.6    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

12.7    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

12.8    JURISDICTION, JURY TRIAL WAIVER, ETC.

(a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR ANY APPELLATE COURT FROM ANY THEREOF, AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE

AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 12.2, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER NOTE DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE LOAN PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PURCHASERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT THE PURCHASERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER NOTE DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

12.9    Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal, or unenforceable provision of this Agreement with a valid, legal, and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal, or unenforceable provision.

12.10    Rules of Construction. Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

12.11    Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Note Documents, is intended by the parties as a final expression of its agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Note Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

12.12    Certain Expenses. Subject to Section 2.2(b), the Borrower will pay all expenses of the Purchasers and the Collateral Agent (including, without limitation, fees, charges and disbursements of outside counsel and travel expenses) in connection with (a) any administration, enforcement, amendment, supplement, modification or waiver of or to any provision of this Agreement or any of the other Note Documents or any documents relating thereto (including, without limitation, a response to a request by the Borrower or any of its Subsidiaries for the consent of such Purchaser or Collateral Agent to any action otherwise prohibited hereunder or thereunder), (b) consent to any departure from the terms of any provision of this Agreement or such other documents and (c) any redemption of the Notes. The obligations of the Borrower under this Section 12.12 shall survive the payment in full of the other Obligations and the termination of this Agreement.

12.13    Publicity. Except as may be required by Applicable Law or otherwise expressly provided herein, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto, provided, however, that the Purchasers may, without the approval of the Borrower, issue a press release and may publish and distribute one or more tombstone or other announcements of the closing of the transactions contemplated hereby using the Borrower’s name, product photographs, logo or trademark. In addition to the foregoing, each Purchaser is hereby authorized to deliver a copy of any financial statement or other information made available by the Borrower or its Subsidiaries in connection herewith to any regulatory authority having jurisdiction over such Purchaser, pursuant to any request therefore and may further divulge to any assignee or purchaser of any portion of the Notes (or any participation therein) or any prospective assignee or purchaser of any portion of the Notes (or any participation therein), all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents.

12.14    Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be required or desirable to carry out or to perform the provisions of this Agreement, including without limitation, any post-closing assignment(s) by any Purchaser of a portion of the Notes to a Person not currently a party hereto, subject to the limitations set forth herein.

12.15    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Note Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Note Document, this Agreement or such other Note Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Note Document. No knowledge of, or investigation, including without limitation, due diligence investigation, conducted by, or on behalf of, the Purchaser or any other Purchaser shall limit, modify or affect the representations set forth in Article 6 of this Agreement or the right of any Purchaser to rely thereon.

12.16    [Reserved].

12.17    Confidential Information. Each Purchaser agrees to use commercially reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Note Document, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to any investment committee of such Purchaser that is advised of the confidential nature of such information and is instructed to keep such information confidential in accordance with the terms hereof, (iii) to Persons employed or engaged by Collateral Agent or such Purchaser or such Purchaser’s Affiliates or Approved Funds in evaluating, approving, structuring or administering the Notes, (iv) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 12.17 or (B) available to such Purchaser from a source (other than any Loan Party) not known by such Purchaser to be subject to disclosure restrictions, (v) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority or any insurance industry association, (vi) to any other party hereto, (vii) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 12.17 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (iii) above), (viii) in connection with the exercise or enforcement of any right or remedy under any Note Document or in connection with any litigation or other proceeding to which Purchaser is a party or bound, (ix) to any nationally recognized rating agency that requires access to information about a Purchaser’s investment portfolio in connection with ratings issued with respect to such Purchaser, (x) to any Purchaser’s independent auditors and other professional advisors as to which such information has been identified as confidential. In the event of any conflict between the terms of this Section 12.17 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Note Document), the terms of this Section 12.17 shall govern.

Article 13
COLLATERAL AGENT

13.1    Appointment of Agent; No Effect on Borrower’s Obligations. Hale Capital is hereby appointed by each Purchaser and its successors and assigns as Collateral Agent hereunder and under the other Note Documents and each Purchaser hereby authorizes Hale Capital to act as Collateral Agent in accordance with the terms hereof and the other Note Documents. Collateral Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Article 13 are solely for the benefit of Collateral Agent and each Purchaser, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. Each Purchaser shall ratably, in accordance with the aggregate outstanding principal amount of the Notes held by it, indemnify the Collateral Agent (to the extent not reimbursed by the Loan Parties) against any cost, expense (including outside counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Collateral Agent’s gross negligence or willful misconduct) that the Collateral Agent may suffer or incur in connection with the Note Documents or any action taken or omitted by the Collateral Agent hereunder or thereunder. The obligations of the Purchasers under this Section 13.1 shall survive the payment in full of the Obligations and the termination of this Agreement. This Article 13 sets forth the rights and obligations solely as between the Collateral Agent and the Purchasers, and nothing in this Article 13 creates any rights for any Loan Party or releases the Borrower from its obligations under this Agreement, including without limitation the obligation of any Loan Party to reimburse any Purchaser for any payment made by such Purchaser to Collateral Agent under this Section 13.1 on any Loan Party’s behalf.

13.2    Powers and Duties. Each Purchaser irrevocably authorizes Collateral Agent to take such action on such Purchaser’s behalf and to exercise such powers, rights, and remedies hereunder and under the other Note Documents as are specifically delegated or granted to Collateral Agent by the terms hereof and thereof, together with such powers, rights, and remedies as are incidental thereto. Each Purchaser hereby further irrevocably authorizes Collateral Agent to act as the secured party under each of the Collateral Documents. Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or expert. Collateral Agent may accept payments of principal, interest, fees and expenses due under the Note Documents from the deposits from any Loan Party on the account or benefit for any Purchaser.

13.3    Collateral Matters.

(a) Each Purchaser authorizes and directs the Collateral Agent to enter into the Collateral Documents for the benefit of the Purchasers. Each Purchaser hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Purchasers or all of the Purchasers or the Collateral Agent at the discretion of the Required Purchasers or all of the Purchasers, as applicable, in accordance with the provisions of this Agreement or the other Note Documents, and the exercise by the Required Purchasers, all of the Purchasers, or the Collateral Agent, as applicable, of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Purchasers. The Collateral Agent is hereby authorized on behalf of all of the Purchasers, without the necessity of any notice to or further consent from any Purchaser, from time to time, to take any action with respect to any Collateral or Note Document which may be necessary or appropriate to perfect and maintain perfected the Liens granted pursuant to the Collateral Documents.

(b) The Purchasers hereby authorize the Collateral Agent, at the election and on the instruction of the Required Purchasers (i) to, in accordance with the terms of (and at the times specified in) the Collateral Documents, release (x) any Lien granted to or held by the Collateral Agent upon any collateral in accordance with the terms of the Collateral Documents, and (y) any Guarantor from its obligations under the Guaranty and Collateral Agreement; and (ii) to subordinate or release any Lien on any collateral granted to or held by the Collateral Agent under any Collateral Document to the holder of any Permitted Lien described in Sections 9.6(g). Upon request by the Collateral Agent at any time, the Purchasers will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of collateral, or to release any Guarantor from any guaranty, in each case, as permitted pursuant to this Section 13.3(b).

(c) The Collateral Agent shall have no obligation whatsoever to the Purchasers or to any other Person to assure that any collateral exists or is owned by the Borrower or any Subsidiary thereof or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant to the Note Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 13.3 or in any of the Note Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in any collateral as one of the Purchasers and that the Collateral Agent shall have no duty or liability whatsoever to the

Purchasers, except for its gross negligence or willful misconduct. Neither the Collateral Agent nor any of its directors, officers, partners, managers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Note Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements specified in any Note Document; (iii) the satisfaction of any condition specified in any Note Document, except receipt of items required to be delivered to the Collateral Agent; (iv) the validity, effectiveness, sufficiency or genuineness of any Note Document or any other instrument or writing furnished in connection therewith; (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Loan Party. Each Purchaser acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Purchaser, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Note Documents.

13.4    Actions with Respect to Defaults. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to Defaults in the payment of principal, interest and fees required to be paid to the Collateral Agent for the account of Purchasers, unless the Collateral Agent shall have received written notice from a Purchaser or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Collateral Agent will notify each Purchaser of its receipt of any such notice. In addition to the Collateral Agent’s right to take actions on its own accord as permitted under this Agreement, the Collateral Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Purchasers or all of the Purchasers, as the case may be, provided that the Collateral Agent shall not be required to take any action which in the Collateral Agent’s opinion would expose the Collateral Agent or its Affiliates to liability, and provided, further, that until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such ministerial action, or refrain from taking such ministerial action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Purchasers. The Collateral Agent may at any time request instructions from the Purchasers with respect to any actions or approvals which by the terms of this Agreement or of any of the Note Documents the Collateral Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Collateral Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Note Documents until it shall have received such instructions from the Required Purchasers. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against the Collateral Agent solely as a result of the Collateral Agent acting or refraining from acting under this Agreement, except with respect to its gross negligence or willful misconduct.

13.5    Successor Collateral Agent. The Collateral Agent may at any time give notice of its resignation to the Purchasers and the Borrower. Upon receipt of any such notice of resignation, the Required Purchasers shall have the right to appoint a successor Collateral Agent. If no such successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation, then (a) the resignation of the Collateral Agent shall become effective on such 30th day, (b) the Required Purchasers shall perform the duties of the Collateral Agent under the Note Documents until the Required Purchasers appoint a successor Collateral Agent, (c) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Note Documents and (d) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Purchaser directly, until such time as the Required Purchasers appoint a successor the Collateral Agent as provided for in this Section 13.5. Upon the acceptance of a successor’s appointment as the Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder and under the other Note Documents (if not already discharged therefrom as provided herein). After the retiring Collateral Agent’s resignation hereunder and under the other Note Documents, the provisions of this Article 13 shall continue in effect for the benefit of such retiring Collateral Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting or was continuing to act as the Collateral Agent.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by its respective officers hereunto duly authorized as of the date first written.

BORROWER:

RADISYS CORPORATION,
an Oregon corporation

By:	/s/ Jonathan Wilson
Printed Name:	Jonathan Wilson
Title:	Chief Financial Officer, Vice President of Finance and Corporate Secretary

GUARANTOR:

RADISYS INTERNATIONAL LLC

By:	/s/ Jonathan Wilson
Printed Name:	Jonathan Wilson
Title:	Chief Financial Officer and Secretary

HCP-FVG, LLC
in its capacity as Collateral Agent and as a Purchaser

By:	/s/ Martin Hale Jr.
Printed Name:	Martin Hale Jr.
Title:	Authorized Signatory

CIDM LENDCO, LLC
as a Purchaser

By:	/s/ Julian Singer
Printed Name:	Julian Singer
Title:	President